As filed with the Securities and Exchange Commission on February 16, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DDS TECHNOLOGIES USA, INC.

(Exact name of registrant as specified in its charter)

Nevada	3556	13-4253546
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 East Palmetto Park Road

Suite 510

Boca Raton, Florida 33432

(561) 750-4450

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spencer L. Sterling

President and Chief Executive Officer

150 East Palmetto Park Road

Suite 510

Boca Raton, Florida 33432

(561) 750-4450

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Gary Epstein, Esq.

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, Florida 33131

(305) 579-0500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares, par value $0.0001 per share	9,243,935(3)	$.50	$4,621,968	$494.55

(1)	Also includes an indeterminable number of additional shares of Common Stock which may be issued (a) pursuant to the provisions which prevent dilution resulting from stock splits, stock dividends or similar transactions set forth in the warrants and Preferred Stock covering the shares of Common Stock being registered hereunder, and/or (b) following the exercise of such warrants or conversion of such Preferred stock as a result of stock splits, stock dividends or similar transactions, in either case in accordance with Rule 416 of the Securities Act.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended. Based on (i) the average of the high and low prices of $.46 as reported on the OTC Bulletin Board of the registrant’s Common Stock on February 8, 2006 with respect to 2,701,185 shares of Common Stock, which are currently outstanding or are issuable as in-kind dividends or as a result of anti-dilution adjustments, (ii) 3,135,000 shares of Common Stock issuable upon conversion of outstanding Series B Preferred Stock at a rate of $.50 per share of Common Stock, and (iii) 3,407,750 shares of Common Stock underlying Warrants to purchase shares of Common Stock for an exercise price of $.80 per share.
(3)	Comprises 200,000 shares of Common Stock and 9,043,935 shares of Common Stock issuable upon conversion of or as dividends on Series B Preferred Stock and underlying warrants to purchase shares of Common Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY     , 2006

P R O S P E C T U S

DDS TECHNOLOGIES USA, INC.

9,243,935 Shares of

Common Stock

This Prospectus relates to the resale by the selling shareholders named herein of up to 9,243,935 shares of our common stock, $.0001 par value per share. On January 4, 2006, we completed a private placement of our securities, including 1,567.5 shares of our Series B preferred stock, $.0001 par value per share, and warrants to purchase 3,407,750 shares of our common stock, including warrants to purchase 272,750 shares issued to The Shemano Group and Kenny Securities, who acted as selling agents. The warrants issued to The Shemano Group were subsequently transferred to the employees or affiliates of The Shemano Group listed in “Selling Security Holders.”

3,135,000 of the shares of common stock covered by this prospectus are issuable from time to time upon conversion of the 1,567.5 shares of Series B preferred stock at a conversion rate of $.50 per share of common stock. 477,065 of the shares of common stock covered by this prospectus are issuable during the two year period ending January 4, 2008 as in kind dividends with respect to the 1,567.5 shares of Series B preferred stock. 3,407,750 of the shares of common stock covered by this prospectus are issuable from time to time upon exercise of the warrants to purchase shares of common stock at $.80 per share, which are exercisable until January 4, 2011. Pursuant to a Registration Rights Agreement we entered into with certain of the selling shareholders who purchased our securities in the private placement, we are required to register for resale hereunder an additional 2,024,120 shares of our common stock. Such 2,024,120 shares may become issuable as in kind dividends, or pursuant to anti-dilution and other adjustment rights of the preferred stock and warrants issued in the private placement. The remaining 200,000 shares of common stock are currently outstanding.

We will not receive any proceeds from the sale of the shares by the selling shareholders. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

We do not know when, how or if the selling shareholders intend to sell the shares covered by this prospectus or what the price, terms or conditions of any sales will be. The shares may be offered in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. See “Plan of Distribution.” The prices at which the shares may be sold, and any commissions paid in connection with any sale, may vary from transaction to transaction. We understand that the Securities and Exchange Commission may, under certain circumstances, consider persons reselling any shares of our common stock and dealers or brokers handling a resale of shares of our common stock to be “underwriters” within the meaning of the Securities Act of 1933.

Our common stock trades on the OTC Bulletin Board under the symbol “DDSU.OB.” On February 8, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $.50 per share.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2006

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that is important to you. We urge you to carefully read this entire prospectus. You should pay special attention to the risks of investing in our common stock discussed under “Risk Factors.” In this prospectus, references to “DDS,” “DDS Nevada,” “Company,” “we,” “our” and “us” refer to DDS Technologies USA, Inc. and our subsidiaries, unless the context requires otherwise.

Our Business

We are currently a development stage company with no revenues to date. We hold patents for a dry disaggregation technology, which dry separates agricultural products and sorts them according to various properties. The technology may have applications across numerous industries. Our business commenced in July 2002 when our founders formed DDS Holdings, Inc. to acquire rights to the dry disaggregation technology. The founders and our initial investors subsequently acquired control of Black Diamond Industries, Inc., a Florida corporation, in a reverse takeover transaction on November 14, 2002. Thereafter, Black Diamond Industries, Inc. reincorporated into Delaware and changed its name to DDS Technologies USA, Inc. (“DDS Delaware”). On April 4, 2003, the holders of approximately 88% of the outstanding shares of DDS Delaware exchanged their shares for shares representing approximately 97% of the shares of Fishtheworld Holdings, Inc., a Florida corporation, which then effected a reincorporation merger into the State of Nevada and changed the name of the corporation to DDS Technologies USA, Inc. On October 17, 2005, we merged DDS Delaware into us and DDS Holdings became a direct wholly-owned subsidiary of ours.

Description of the Dry Disaggregation Technology

The dry disaggregation technology is the result of research that began in 1964 by a group of technical research analysts and scientists in the alimentary field. Engineer Umberto Manola, a former member of our Board of Directors, developed a system of “disaggregation” of structures, called “crushing to collision,” through which the fragments of matter, both organic and inorganic, endure violent accelerations and decelerations, which cause the disaggregation of the structure. The particles are separated as a function of their specific weight. Although research on the technology began over 40 years ago, only in the last few years has it been developed by Engineer Manola to the point of potential commercial application. Engineer Manola filed with the European Patent Office an application covering the central aspects of the technology, which was assigned licensed and ultimately transferred to the Company. The Company has recently been granted U.S. Patent No. 6,848,582 for this technology.

The dry disaggregation technology processes dry ingredients and reduces the size to between 5 and 20 microns. This micronization allows for the finished ingredients to be “milled” to a size that heretofore was not readily attainable. In addition, it is believed that by using different specific weights for output, the dry disaggregation technology will be able to “fractionalize” products in a way that will allow the components of the raw material inputs to be sorted into homogeneous materials. By separating the various components of agricultural materials (protein, starch, fiber, etc.) the technology offers versatility and economic gains for processors. Many waste materials that were once thought too expensive to process can be economically converted to usable products.

Initial analysis of the production version of our dry disaggregation machine by consulting engineers we have engaged for this purpose has revealed that the machine does not fully disaggregate organic material to the extent that a prototype research machine does, and therefore requires additional development work. However, the production version does micronize very effectively to particle sizes of between 5 and 20 microns which provides application opportunities and commercial potential in a number of industries.

Patents and Proprietary Protection

The Company relies on a combination of our patent, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. The Company has obtained the exclusive ownership of the pending patent, # 02425336.1, which was filed with the European patent office on May 28, 2002, and also the patent granted by the U.S. Patent and Trademark Office, Patent No. 6,848,582 in February 2005. The Company is in the process of filing for protection of the patent assignment in the corresponding offices in the foreign jurisdictions. The patent relates to the Longitudinal Micrometric Separator for Classifying Solid Particulate Materials. The Company is particularly sensitive to the protection of trade secrets and requires its customers, executives, technical employees, consultants and other parties to execute confidentiality agreements. These agreements prohibit disclosure of confidential information to third parties except in specified circumstances. These agreements also generally provide that all confidential information relating to our business is the exclusive property of the Company.

Potential Applications and Marketing Plan

The Company intends to concentrate its marketing/sales efforts on the following market segments in which the Company believes that the Company can achieve penetration. These markets segments are:

•	Contaminated sulfur processing

In February 2005 the Company entered into an exclusive licensing agreement with Knoll Ventures of Calgary, Canada for the application of the dry disaggregation technology to the processing and extraction of sulfur and sulfur derivative products in North America and other authorized territories. The sulfur to be processed, initially in the province of Alberta, Canada, is the by-product of natural gas purification and it has been estimated that approximately 3 million tons of sulfur are currently stored in open-air pits or dumps where it has become contaminated. Under this agreement, Knoll Ventures ordered one dry disaggregation machine and has initiated a testing and development program in Calgary to adapt the technology to the environment and specific application. If the test and development program is completed and the initial machine performs to Knoll Ventures’ good faith satisfaction, Knoll Ventures will be required to place orders with the Company for additional machines, commensurate with the size of the contracts Knoll Ventures is negotiating with gas companies in the province of Alberta, Canada for the processing of contaminated sulfur. Initial tests have been conducted on an experimental machine and results were positive.

•	Ethanol

Our technology process could have significant applications in the biomass waste-to-ethanol industry. This industry includes corn, stover and other associated waste streams. Our process allows us to convert solid waste into starch or cellulose and other consumable nutrients. Starch or cellulose could be employed as feedstock in ethanol plants producing ethanol. Given the optimal nature of the waste feedstock created by our technology, the productivity of the ethanol fermentation process can be significantly improved. Our technology offers environmental benefits by utilizing waste materials which would otherwise be left in the fields contributing to carbon dioxide emissions.

•	Animal Feed

Our technology could have application in the market for both livestock and domestic pets. The technology allows the feed products, derived from a variety of raw materials, to be tailored to the specific nutritional requirements of each different type of animal. Preliminary tests have indicated that the livestock and pet industries can achieve cost savings as a result of the improved nutritional value derived from using the dry disaggregation technology.

•	Other Organic Product Industries

The Company’s technology has potential application in a number of other industries which are under consideration, including wine, soy bean, rice, sugar, tobacco and coffee.

Primarily, our intended customers are relatively large processors of human and animal feed. While the Company has had significant discussions with a number of these potential customers, selling to these companies involves a relatively long sales cycle with significant due diligence and testing on the part of the customers. A prototype machine is currently located in Marietta, Georgia, where the Company is utilizing it for research and development work as well as a demonstration machine for potential customers. After further research and development is completed, the Company intends to sell or lease the prototype machine.

Revenue Model

Our business plan contemplates that the Company will sell or lease machinery employing the dry disaggregation technology, and obtain a royalty based on the amount or value of the product processed through the dry disaggregation technology as is the case in the contaminated sulfur purification project entered into with Knoll Ventures of Calgary, Canada. The Company may also enter into joint venture or strategic partner arrangements in which the Company will retain an equity interest in the profits from the sale of products processed with our machinery. While the Company is in discussions with a number of other potential customers, the Company may be required to alter its revenue model if the Company is unsuccessful in signing contracts with these and other potential customers. In addition, our preferred revenue model may require us to obtain substantial additional financing and if the Company is unable to raise sufficient financing the Company may need to revise its business model or reduce its expectations.

Corporate Information

We are a Nevada corporation, the address of our principal executive office is 150 East Palmetto Park Road, Suite 510, Boca Raton, Florida 33432, and our telephone number at that address is (561) 750-4450.

The Offering

Issuer	DDS Technologies USA, Inc.

Common stock Offered by Selling Shareholders	9,243,935 shares

Common stock currently outstanding	19,864,202

Use of Proceeds	We will not receive any of the proceeds of this offering.

OTCBB Symbol	DDSU.OB

The number of shares of common stock to be outstanding after this offering is based upon our outstanding shares as of January 31, 2006. These shares exclude the following:

•	3,107,143 shares of common stock issuable upon conversion of our 2,175 shares of Series A preferred stock, $.0001 par value per share, at a conversion rate of $.50 per share.

•	3,135,000 shares of common stock issuable upon conversion of 1,567.5 outstanding shares of Series B preferred stock, $.0001 par value per share, at a conversion rate of $.50 per share.

•	8,305,483 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.27 per share.

•	2,600,000 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $3.93 per share.

Summary Financial Data

The following table sets forth our summary historical financial data. The statement of operations data for the years ended December 31, 2004 and December 31, 2003 and the balance sheet data as of December 31, 2004 and December 31, 2003 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The statement of operations data for periods ended September 30, 2005 and September 30, 2004 and the period from July 17, 2002 (inception) through September 30, 2005 and the balance sheet data as of September 30, 2005 have been derived from our unaudited consolidated financial statements which are included elsewhere in this prospectus.

	Nine Months Ended September 30,		Years Ended December 31,		For the Period From July 17, 2002 (Inception) Through September 30, 2005
	2005	2004	2004	2003
Statement of Operations Data
Revenue	$—	$—	$—	$—	$—
Operating Expenses	2,265,306	3,748,751	6,996,997	4,673,395	14,343,502
Net Loss	(4,739,232)	(3,744,969)	(6,990,752)	(4,670,321)	(16,808,108)
Net Loss Per Share —
Basic and Diluted (1)	(0.28)	(0.20)	(0.37)	(0.26)
Weighted Average Number of Shares Outstanding — Basic and Diluted	19,255,444	18,961,531	19,030,597	17,817,664

	As of September 30,	As of December 31,
	2005	2004	2003
Balance Sheet Data
Cash and cash equivalents	$469,997	$442,762	$1,174,281
Patent	4,935,000	4,935,000	4,700,000
Total Assets	6,260,667	6,467,238	10,226,382
Total Liabilities	4,792,812	435,483	549,879
Series A Convertible Preferred Stock	498,439	—	—
Stockholders’ Equity	969,416	6,031,755	9,676,503

(1)	Net loss per share for the nine months ended September 30, 2005 and September 30, 2004 and for the years ended December 31, 2004 and December 31, 2003 is computed by dividing net loss by the weighted average number of shares of common stock outstanding.

R ISK FACTORS

Before you invest in our common stock, you should be aware of various risks described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. Additional risks not presently known to us or that we currently do not believe will be material may also impair our business operations.

RISKS RELATED TO OUR BUSINESS

In order to continue operations in the future, we will need additional sources of funding in the future which may not be available to us.

The operation and development of our business will require significant additional capital by the end of the 2nd quarter of 2006 to, among other things, fund our operations, acquire machines to lease or employ in joint ventures, conduct research and development, and finance future acquisitions and investments. We have historically relied upon private sales of our equity to fund our operations. When we seek additional capital, we may seek to sell additional equity or debt securities or to obtain a credit facility, which we may not be able to do on favorable terms, or at all. The sale of additional equity or convertible debt securities would result in additional dilution to our shareholders. Sale of additional equity or convertible debt securities at prices below certain levels will trigger anti-dilution provisions with respect to the securities we have previously sold. If additional funds are raised through a credit facility or the issuance of debt securities or preferred stock, lenders under the credit facility or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations. These sources of financing, or alternative sources, may not be available on terms favorable to us, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions or additional financings unattractive to us. If we are unable to raise additional capital, our growth will be impeded, we may never be able to generate revenue, and we may be forced to terminate operations.

The terms of our Series A preferred stock and Series B preferred stock require us to redeem all outstanding shares of Series A preferred stock on April 12, 2007 and all outstanding shares of Series B preferred stock on January 4, 2008, and if we are unable to do so by such dates, failure to redeem the shares may result in the holders of our preferred stock controlling our assets.

On April 12, 2007 we will be required to redeem all of our outstanding shares of Series A preferred stock for a redemption price of $2,175,000 plus all accrued and unpaid interest and penalties and fees associated therewith. Similarly, on January 4, 2008 we will be required to redeem all of our outstanding shares of Series B preferred stock for a redemption price of $1,567,500 plus all accrued and unpaid interest and penalties and fees associated therewith. Our ability to redeem both the Series A and Series B preferred stock depends upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to obtain financing, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to redeem the Series A and Series B preferred stock. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner, or at all.

We are a development stage company and our operating history is limited.

We are in the development stage and our proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise including the absence of an operating history. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the formation of a new business and the competitive environment in which we will operate. We have had no operating revenues to date and we may not achieve revenues in the future. As a result of the start-up nature of our business and the fact that we are incurring start-up expenses, we have sustained operating losses to date and we expect, at least until our equipment employing dry disaggregation technology is ready for commercialization, to continue to sustain operating losses. Equipment incorporating our technology may not be commercially viable. Further, we will continue to incur costs to:

•	invest in the research and development of equipment incorporating our technology, a significant amount of which may be unforeseen;

•	increase our marketing and selling activities for our equipment;

•	prosecute patents and continue to protect our intellectual property rights;

•	establish strategic partnerships and marketing and distribution relationships; and

•	develop additional infrastructure and hire additional management and other employees to keep pace with our growth.

We expect that these activities will result in operating losses for the foreseeable future, at least until we are able to commercialize equipment incorporating our technology.

If equipment incorporating our dry disaggregation technology is not commercially successful whether as a result of the equipment not disaggregating organic material to a commercially useful level, lack of demand for the equipment or otherwise, we may never become profitable.

Our business is dependent on market acceptance of our technology and equipment. We may not realize contracts with target companies to provide our technology or equipment. Initial testing on a production version dry disaggregation machine by our consulting engineers has revealed that it does not fully disaggregate organic material to consistent quality and purity output levels demanded by the intended markets. Additional development work and testing is necessary. Such additional development work and testing may prove fruitless, and our production machine may never achieve satisfactory output levels. A number of other factors may also limit the market acceptance of our technology or equipment, including:

•	the timing of market entry of our equipment, as compared to competitive equipment;

•	the effectiveness of our equipment;

•	the competitive features of our equipment, including price, as compared to other similar equipment;

•	the extent and success of our sales and marketing efforts; and

•	unfavorable publicity concerning our technology or equipment or any similar technology or equipment.

Our business model is new and unproven.

Our business plan, based on a new technology, is relatively unproven. The market for the dry disaggregation technology is new. Our business plan depends upon obtaining revenues generated from market acceptance of the technology. The sale of equipment incorporating this technology is an unproven business. Many of our potential target customers may not have considered how dry disaggregation technology may benefit them. They may not find the technology beneficial to their businesses. To be successful, the technology must achieve market acceptance.

We depend on patents and other proprietary rights and we may not be able to protect our proprietary information.

Because we are developing equipment that relies on advanced and innovative technology, our success may depend in large part on our ability to protect our patents, and to obtain and effectively use patents and operate without infringing upon the proprietary rights of others. It is often costly to enforce intellectual property rights against infringing parties and effective intellectual property protection may be unavailable or limited in some foreign countries in which we intend to market our equipment and technology. Other risks related to our patent rights include the following:

•	challenge, invalidation or circumvention of issued patents owned by us;

•	rejection by foreign patent authorities of our pending patent applications;

•	failure of the rights granted under our patents to provide sufficient protection;

•	failure by us to obtain additional patents;

•	infringement by one or more of our technologies on the intellectual property rights of others;

•	ability of third parties to circumvent patents issued to us;

•	claims by third parties that we have exceeded the scope of our permitted use or field of use that is specified for some of our intellectual property rights; and

•	claims by our consultants, key employees or other third parties that our equipment and technology are the result of technological advances independently developed by them and, therefore, not owned by us;

If any of these risks materialize, it may be difficult for us to commercialize, and generate revenues from, our technology.

We may not be able to protect our trade secrets and proprietary and confidential information and, therefore, may lose any competitive advantage that our proprietary rights provide.

In the operation of our business and development of our equipment, we rely, among other things, on trade secret protection for our proprietary and confidential information. However, trade secrets are difficult to protect and we cannot guarantee that others will not gain access to our trade secrets or disclose our technology, or that we can meaningfully protect our rights to unpatented trade secrets. Our agreements with our employees, consultants, advisors and strategic partners restricting the disclosure and use of trade secrets, inventions and proprietary and confidential information owned by us or developed for us may not provide meaningful protection for our proprietary and confidential information in the event of unauthorized use or disclosure of the information. In many instances, our research collaborators may have relationships with other commercial entities, which could or do compete with us. Therefore, these collaborators could quickly disseminate our proprietary and confidential information to our competitors. The dissemination of our proprietary and confidential information could have a material adverse effect on our business and may allow others to gain a competitive advantage over us or with respect to our technology or equipment. Also, trade secret laws do not protect against independent development by a third party, and we cannot guarantee that a third party will not independently develop technology that is the same or substantially the same as our proprietary technology. Such independent development by a third party could have a material adverse effect on our business.

Infringement claims by third parties could result in costly litigation, divert management’s attention and otherwise harm our business.

From time to time, third parties may assert that our equipment or technology infringes upon their proprietary rights. It is virtually impossible for us to be certain that no infringement exists, particularly where, as is the case with our equipment and technology, the specific equipment and processes to be commercialized have not yet been fully developed. These claims of infringement may result in:

•	protracted and costly litigation that could divert the time and energy of our management and technical personnel from other business activities;

•	a judgment requiring us to pay substantial damages, including punitive damages and our adversaries’ attorneys’ fees, or requiring us to indemnify our customers and licensors;

•	the issuance of an injunction halting sales or use of our equipment; or

•	a need to redesign our equipment or enter into royalty or licensing agreements with the third parties claiming infringement.

Any of the results described above would harm our business. Any claims against us, with or without merit, can be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented and substantial funds to defend our rights. Furthermore, the parties bringing claims may have greater resources than we do.

We are dependent on third-party manufacturers.

We rely on third parties to manufacture our equipment. If our manufacturing and distribution agreements are not satisfactory, we may not be able to develop or commercialize our equipment as planned. In addition, we may not be able to contract with third parties to manufacture our equipment in an economical manner. Furthermore, third-party manufacturers may not adequately perform their obligations, which may impair our competitive position. If a manufacturer fails to perform, we could experience significant time delays or we may be unable to commercialize or continue to market our equipment. Changes in our manufacturers could require costly testing and facility inspections. Because of these and other factors, we may not be able to replace our manufacturing capacity quickly or efficiently in the event that our manufacturers are unable to manufacture our equipment. As a result, the sale and marketing of our equipment could be delayed or we could be forced to develop our own manufacturing capacity, which would require substantial additional funds and personnel.

Sales of substantial amounts of shares eligible for future sale may adversely affect our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. For example, if all of the preferred stock and associated warrants issued in our Series A and Series B private placements are converted or exercised (as applicable), approximately 18,448,151 additional shares of our common stock could be sold on the public market, the probable result being a significant decline in the market price for shares of our common stock.

In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. All of the shares of our common stock covered by this prospectus will be freely transferable without restriction or further registration under the Securities Act.

We are dependent on key personnel and the loss of these key personnel or our inability to recruit new personnel could have a material adverse effect on our success.

We are dependent upon the efforts of Mr. Spencer Sterling, Ms. Kerin Franklin and Mr. Joseph Fasciglione, our president and chief executive officer, chief technology officer and chief financial officer. We have employment agreements only with Mr. Sterling and Ms. Franklin. We do not have any “key-person” insurance. In addition, if we are to be successful, we will need to recruit additional management depth as well as sales, marketing and technical personnel. If we are unable to recruit personnel, it may have an adverse effect on our business.

If we are unable to find new applications for the licensed technology our business could be adversely affected.

Our ability to succeed will be based, in part, on our ability to discover new markets and applications for our dry disaggregation technology, which customers will be able to utilize economically. As a result, we continue to invest in research and market development in order to enable us to identify new markets and applications of the technology to meet consumer demands. Despite investments and efforts in this area, we may not discover new markets or applications, that will be accepted by our potential customers.

Penny Stock Securities Law Considerations

Our common stock is considered penny stock and subject to the penny stock rules under the Securities Exchange Act of 1934. The penny stock rules require broker-dealers to take steps under certain circumstances prior to executing any penny stock transactions in customer accounts. A broker must advise the purchaser of penny stock of the lowest offer and highest bid. A broker or dealer must disclose the broker’s compensation for penny stock transactions. A broker who recommends penny stocks to persons other than established customers must make a special written suitability determination and receive the purchaser’s prior agreement. The effect of these regulations may be to delay transactions in stocks that are penny stocks. This could have an adverse impact on the market liquidity of our common stock.

The volatility of the stock market may have an adverse affect on our stock price.

The stock market in recent periods has experienced and continues to experience significant price and volume fluctuations, which have affected the market price of the stock of many companies and which have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations, as well as a shortfall in sales or earnings compared to securities analysts’ expectations, changes in analysts’ recommendations or projections or general economic and market conditions, may adversely affect the market price of our common stock.

We may not be able to fully exploit our technology in Europe, Asia and Oceania.

In connection with the transactions, pursuant to which we acquired the patent for our technology, we entered into a Technology License Agreement with High Speed Fragmentation B.V. (“HSF”), pursuant to which we granted a non-exclusive license for our dry disaggregation technology to HSF. Under the Technology License Agreement, HSF may sell, license, rent, and distribute products embodying the technology throughout Europe, Asia and Oceania. If HSF is able to develop a commercially viable new product that may be manufactured or derived through the use of our technology, HSF shall have the exclusive right for a period of ninety days, to market the product and enter into a bona fide binding agreement for the sale of the product in Europe, Asia or Oceania. Thereafter, we and HSF may market the product in Europe, Asia and Oceania. Thus, we may not be able to fully exploit the technology in Europe, Asia and Oceania.

Pending litigation may have a material adverse effect on us.

As disclosed in “Legal Matters” below, we are party to certain legal proceedings, any one of which, if determined against us, could have a material adverse effect on our business, prospects and results of operations.

RISKS RELATED TO OUR INDUSTRY

Technological advances by competitors could have an adverse effect on our business.

We face competition due to technological advances by competitors employing alternative methods of processing byproducts of agricultural processes. Although the dry disaggregation technology utilizes a unique process, many other companies have substantially greater resources than us and may develop competing technology using alternative processes.

In order to remain competitive we need to continue to strive to promote the advantages of our technology over others in the market. However, if a competitor introduces a competitively successful technology, it could have a material adverse effect on our business, results of operations or financial condition.

A majority of our potential customers are in the agricultural industry. Agricultural risks experienced by our customers may have an adverse effect on our business.

Many of our potential customers for dry disaggregation technology are in the agricultural industry, and thus, the demand for the technology is subject to a variety of agricultural risks. Extreme weather conditions, disease, insects and pests can materially and adversely affect the quality and quantity of agricultural products produced by some of our potential customers. These factors may affect a substantial portion of our production facilities in any year and have a material adverse effect on our business, results of operations or financial conditions.

International operations subject us to risks associated with operating in foreign countries.

We intend to market our equipment and technology outside of the United States. As a result of international operations, we will be subject to risk associated with operating in foreign countries, including:

•	devaluation and fluctuations in currency exchange rates;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by our foreign presences;

•	imposition or increase of withholding and other taxes on remittances and other payments by our foreign presences;

•	trade barriers;

•	political risks, including political instability;

•	hyperinflation; and

•	imposition of increased investment and other restrictions by foreign governments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus, or made by us in other reports, filings with the Securities and Exchange Commission, press releases, conferences or otherwise, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meaning.

Forward-looking statements involve risks, uncertainties or other factors which may cause actual results to differ materially from the future results, performance or achievements expressed or implied by the forward-looking statements. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Certain risks, uncertainties or other important factors are detailed in this prospectus and may be detailed from time to time in reports we file with the Securities and Exchange Commission, including on Forms 8-K, 10-KSB and 10-QSB.

Examples of forward looking statements in this prospectus include, but are not limited to, our expectations regarding our ability to generate operating cash flows and to fund our working capital and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, pricing levels, the timing and cost of capital expenditures, outcomes of pending litigation, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include:

•	the risks of a development stage company;

•	the availability of additional capital to finance our development;

•	our dependence on management and need to recruit additional personnel;

•	the limited trading market for our common stock;

•	advances by our competitors;

•	agricultural risks of certain of our customers;

•	foreign market risks; and

•	other risks, including those described in “Risk Factors” beginning on page 5 and from time to time in our other Securities and Exchange Commission filings.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders under this prospectus. We estimate that our expenses in connection with this offering will be approximately $20,094.55.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and do not anticipate paying such dividends in the foreseeable future.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is currently traded on the OTC Bulletin Board under the symbol “DDSU.OB”. The following table sets forth the high and low prices during the past two fiscal years for our common stock, which commenced public trading on April 10, 2003.

	High	Low
2004
First Quarter	$6	$2
Second Quarter	3.65	1.70
Third Quarter	2.80	.75
Fourth Quarter	1.34

2005
First Quarter	$1.15	$.65
Second Quarter	.78	.21
Third Quarter	.85	.36
Fourth Quarter	.65	.50

2006
First Quarter (through January 31, 2006)	$.60	$.41

The high and low prices in the table reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

The approximate number of holders of record of our common stock as of January 31, 2006 was 566, inclusive of those brokerage firms and/or clearing houses holding shares of common stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder). As of January 31, 2006 we had 19,864,202 shares of common stock outstanding.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2005:

September 30, 2005
Common stock, $.0001 par value per share; 50,000,000 shares authorized; 19,345,395 issued and outstanding(1)	$1,934
Additional paid-in capital	18,370,696
Liabilities	4,792,812
Series A Convertible Preferred Stock	498,439
Deficit accumulated during development stage	(17,368,172)
Total Stockholders’ Equity	969,416
Total Capitalization	6,260,667

(1)	Excludes the following:

•	3,107,143 shares of common stock, issuable upon conversion of our 2,175 shares of Series A preferred stock, $.0001 par value per share, at a conversion rate of $.50 per share.

•	3,135,000 shares of common stock, issuable upon conversion of our 1,567.5 shares of Series B preferred stock, $.0001 par value per share, at a conversion rate of $.50 per share.

•	8,305,483 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.27 per share.

•	2,600,000 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $3.93 per share.

Please read the capitalization table together with the section of this Prospectus entitled “Management’s Discussion and Analysis and Results of Operations” and our financial statements and related notes included elsewhere in this Prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of results of operations and financial condition is based upon and should be read in conjunction with our consolidated financial statements, including the notes thereto, contained elsewhere in this prospectus.

Background

DDS Technologies USA, Inc. (formerly Fishtheworld Holdings, Inc.) and subsidiary is a development stage company with no revenues since its inception on July 17, 2002. The Company had been engaged in the process of obtaining the license rights and exclusive marketing rights for a dry disaggregation technology for North, South and Central America, the Caribbean (excluding Cuba) and Africa.

On November 14, 2002, Black Diamond Industries, Inc., (“Black Diamond”) a public Florida corporation, conducting no business other than to seek a suitable acquisition partner, acquired all of the outstanding shares of common stock of DDS Holdings, Inc., a Nevada company pursuant to a securities exchange agreement dated October 27, 2002. Under the terms of the securities exchange agreement, the stockholders of DDS Holdings, Inc. agreed to transfer all of the issued and outstanding shares of common stock in exchange for an aggregate of 12,915,525 shares of common stock, or approximately 93% of Black Diamond. Immediately prior to, and in conjunction with the transaction, the sole director and officer and majority shareholder of Black Diamond returned 13,564,350 shares of common stock to treasury.

In December 2002, the Company changed its name to DDS Technologies USA, Inc. and reincorporated in the state of Delaware. Under a share exchange agreement entered into on April 4, 2003, Fishtheworld Holdings, Inc. (“Fishtheworld”), a public Florida corporation conducting no business other than to seek a suitable acquisition partner, acquired 88.5% of DDS Technologies USA, Inc. in exchange for 15,367,255 shares of common stock or approximately 97% of the then issued and outstanding shares of Fishtheworld. Immediately prior to the share exchange, the majority shareholder of Fishtheworld returned 8,571,000 shares to treasury and resigned as the sole director and officer of the company. The members of the Board of Directors of the Company became members of the Board of Directors of Fishtheworld.

In May 2003, Fishtheworld changed its name to DDS Technologies, USA, Inc. and reincorporated in the state of Nevada. Generally accepted accounting principles in the United States of America require that a company whose stockholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. Since Black Diamond and Fishtheworld were public shells and DDS Holdings, Inc. is a development stage company with no revenues, the transactions were treated as recapitalizations of the Company. On October 17, 2005, the Company merged DDS Technologies USA, Inc., a Delaware corporation, into the Company and DDS Holdings became a direct wholly-owned subsidiary of the Company.

DDS Technologies USA, Inc. is a Nevada corporation, the address of our principal executive office is 150 East Palmetto Park Road Suite 510 Boca Raton, Florida 33432, and our telephone number at that address is (561) 750-4450. DDS Technologies USA, Inc. was formed in July 2002 for the purpose of commercializing our dry disaggregation technology. During the third quarter of 2004, the Company entered into a series of Agreements pursuant to which the Company acquired ownership of the patent rights for the dry disaggregation technology, which the Company had previously licensed. The Company also acquired ownership of two prototype machines.

Following the assignment of the patent, the Company filed the assignment with the United States Patent and Trademark Office. Subsequently, the United States Patent and Trademark Office issued the Company a patent, U.S. Patent No. 6,848,582, for its dry disaggregation system (Micrometric Separator Technology). The Company is also in the process of filing the assignment in the corresponding offices in the foreign jurisdictions where the patent has been applied for or obtained.

The patent relates to the Longitudinal Micrometric Separator for Classifying Solid Particulate Materials. The Company’s Management believes that this DDS technology is a unique process, in which fragments of organic and inorganic matter are “crushed to collision” enduring violent accelerations and decelerations causing the disaggregation of the material’s structure. The proprietary DDS technology utilizes a longitudinal micrometric separator, along with other technologies, to separate various fractions (proteins, fibers, starch, etc.) into value added products for further processing or resale. This technology and its end results are believed by the various companies that the Company has contacted to have tremendous potential value both economically and nutritionally. Management of the Company believes that the results obtained utilizing the DDS technology are unattainable with any other currently available technology.

Initial work on the production version of the Company’s dry disaggregation machine by the Company’s consulting engineers has revealed that it does not fully disaggregate organic material to the extent that a prototype research machine does, and therefore requires additional development work. However, the production version does micronize very effectively to particle sizes of between 5 and 20 microns which provides application opportunities and commercial potential in a number of industries.

Critical Accounting Policies

The Securities and Exchange Commission issued Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” suggesting that companies provide additional disclosure and commentary on their most critical accounting policies. In Financial Reporting Release No. 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company has identified the following significant policies as critical to the understanding of our condensed consolidated financial statements. The preparation of our condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting periods. Areas where significant estimation judgments are made and where actual results could differ materially from these estimates are:

A.	The carrying amount of our patent.

B.	The assumptions used in calculating the fair value of our stock options and warrants issued using the Black-Scholes pricing model and other independent valuation service firm.

The Company believes the following are among the most critical accounting policies that impact our consolidated financial statements. The Company suggests that our significant accounting policies, as described in our consolidated financial statements in the Summary of Significant Accounting Policies and Organization, be read in conjunction with this Management’s Discussion and Analysis of Financial Condition or Plan of Operations:

A.	The Company evaluates impairment of our long-lived assets by applying the provisions of SFAS No. 144. In applying those provisions, the Company has recognized an impairment charge of $2,602,775 on our long-lived assets.

B.	The Company accounts for its embedded derivatives by applying the provisions of SFAS 133. In applying those provisions, the Company recognized a loss from the fair value adjustment to the embedded derivatives of $3,283,641 and $629,752 for the three and nine months ended September 30, 2005, respectively.

Results of Operations

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

From July 17, 2002 (inception) through September 30, 2005, the Company has incurred an accumulated deficit of $17,368,172. To date, the Company has yet to achieve revenues from operations. During the nine months ended September 30, 2005 and 2004, the Company incurred operating expenses of $2,265,306 and $3,748,751, respectively. The decrease in operating expenses is primarily due to the reduction in the amortization of deferred consulting fees associated with warrants issued for services. Private placement expenses of $1,852,332 primarily represent the valuation of embedded derivatives in excess of gross proceeds and the cash paid and the fair value of warrants issued in association with the funds raised in the private placement completed during this quarter. During this quarter the Company also recognized a loss of $3,283,641 as a result of revaluing the embedded derivatives as of September 30, 2005 related to the sale of the convertible preferred stock. The Company anticipates that losses from operations will continue for the remainder of the year primarily due to our relatively long sales cycle and the significant due diligence and testing conducted by our prospective customers. Testing includes the preparation of various sample products for processing using our proprietary technology process through our testing facility and submitting our analysis of results to third party labs for independent verification as well as reviewing the results with the prospective client. However, if the Company is unable to successfully implement its business model, the Company may never achieve profitability.

The Company has marketed its technology to various large US and Latin American companies resulting in Memoranda of Understanding and has recently signed a five year licensing agreement with a Canadian firm for the purpose of processing and extracting sulfur and sulfur derivative materials in North America. However there can be no assurance that the Dry Disaggregation System technology will achieve market acceptance or that sufficient revenues will be generated to allow us to operate profitably. The Company entered into a five year agreement with a Canadian company whereby the Company granted a license to the Canadian company for the purpose of processing and extracting metals and other minerals from the waste, or tailings, of tar sand mining. Pursuant to the agreement, the Company has shipped the first machine. If, during the evaluation phase, the machine operates within certain parameters, the Company will be paid a negotiated purchase price for each machine plus royalties.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003

From July 17, 2002 (inception) through December 31, 2004, the Company incurred an accumulated deficit of $12,068,876. To date, the Company has yet to achieve revenues. During the twelve months ended December 31, 2004, the Company incurred a net loss of $6,990,752 compared to a net loss of $4,670,321 for the prior twelve months ended December 31, 2003. There are a few key reasons for the increase in the net loss. In 2004, the Company recorded a machinery and deposits impairment charge of $2,602,775. Additionally, professional fees decreased in 2004 due to a nonrecurring charge of $465,000 recorded in 2003 as well as a settlement in 2004 reducing legal fees by approximately $350,000. Salaries and related taxes and benefits increased by approximately $390,000 due to the full impact of 2003 new hires and implementation of medical insurance benefits. General and administrative costs increased primarily due to full impact of general insurance. Also, The Company incurred significant expenses in connection with its acquisition of the patent covering the Company’s technology.

Liquidity and Capital Resources

To date, we have funded our losses, license payments and patent acquisitions through the private sale of common and preferred stock and financing from accredited investors. On April 12, 2005 we completed a private placement for the sale of convertible preferred stock to accredited investors resulting in net proceeds of $1,957,500. Our cash balance at September 30, 2005 was $469,997. Based on this balance we believe that we will be able to fund our operations into the fourth quarter of 2006. Without demonstrating commercial feasibility, securing customers or both, we may not be able to secure additional capital necessary to fund operations.

In connection with the Series A preferred stock private placement, the Company is required to make a 6% annual dividend payment, payable quarterly in arrears in cash, or in common stock if certain “Equity Conditions”, as defined, are met. Having met these “Equity Conditions”, in September the Company issued shares of common stock in partial settlement of dividends payable.

Currently there are components for three additional machines awaiting final assembly at a future time. The components are fully paid for and reflected in the Deposit account. Additional costs will be incurred when these machines are assembled and shipped based on future sales. While the final amount per machine is not determinable at this time, it is expected that the final payment, per machine, would range between $100,000 and $150,000. The Company has signed an agreement with a US based manufacturing company for the design, manufacture and supply of machines incorporating the patented dry disaggregation system technology.

Without demonstrating commercial feasibility and/or securing customers, we do not believe that we will be able to secure additional capital necessary to fund operations through private placements of our securities, or achieve sufficient revenues to operate at a cash flow breakeven.

Plan of Operations

For the fiscal year ended December 31, 2004, our plan of operations focused on three primary objectives:

1.	Raising capital through private offerings;

2.	Working with the Company’s Consultants to develop and enhance the Company’s technology; and

3.	Finding customers to purchase or lease from us machinery which employs the dry disaggregation technology or enter into joint venture ore strategic partner arrangements with us based on their use of our machinery.

During 2004, we continued our capital raising efforts. The research and development with respect to the machines employing the Dry Disaggregation System technology is ongoing, and once completed our focus will be on delivering the machines to customers and commencement of commercial operations. Our cash balance as of December 31, 2003 was $1,174,281 and as of December 31, 2004 was $442,762. Based on our current cash position, costs and expenses for operations, and without the purchase of additional machines, we will require additional cash during the fourth quarter of 2005. We expect to purchase and deploy several machines during fiscal year 2005, four of which have already been purchased. We may purchase more machines depending on our capital resources and the demand we see from our customers. At December 31, 2003, we had made payments of approximately $4,000,000 to High Speed Fragmentation towards the purchase of the five machines and our capital needs for each additional machine we may purchase will be approximately $260,000 per machine. We do not expect to hire any additional employees during fiscal year 2005. In addition to any revenues we anticipate during fiscal year 2005 as a result of leasing the machinery to customers, we will require additional amounts of capital financing.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), “Share-Based Payment”. SFAS No. 123 (R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers. Accordingly, the Company will adopt SFAS No. 123 (R) in its quarter ending March 31, 2006. The Company is currently evaluating the provisions of SFAS No. 123 (R) and has not yet determined the impact, if any, that SFAS No. 123 (R) will have on its financial statement presentation or disclosures.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs”. SFAS No. 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing”, to classify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, SFAS No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 will be effective for the Company beginning in 2005.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-Monetary Assets, an Amendment of Accounting Principles Board (“APB”) No. 29”. This statement amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions”.

Earlier guidance had been based on the principle that exchanges of nonmonetary assets should be based on fair value of the assets exchanged and APB No. 29 included certain exceptions to this principle. However, FASB 153 eliminated the specific exceptions for nonmonetary exchanges with a general exception rule for all exchanges of nonmonetary assets that do not have commercial and economic substance. A nonmonetary exchange has commercial substance only if the future cash flows of the entity is expected to change significantly as a result of the exchange. This statement is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005.

Management does not expect the implementation of these recent pronouncements to have a material effect on our consolidated financial position or results of operations.

BUSINESS

General

We are currently a development stage company with no revenues to date. We hold patents for a dry disaggregation technology, which dry separates agricultural products and sorts them according to various properties. The technology may have applications across numerous industries. Our business commenced in July 2002 when our founders formed DDS Holdings, Inc. to acquire rights to the dry disaggregation technology. The founders and our initial investors subsequently acquired control of Black Diamond Industries, Inc., a Florida corporation, in a reverse takeover transaction on November 14, 2002. Thereafter, Black Diamond Industries, Inc. reincorporated into Delaware and changed its name to DDS Technologies USA, Inc. (“DDS Delaware”). On April 4, 2003, the holders of approximately 88% of the outstanding shares of DDS Delaware exchanged their shares for shares representing approximately 97% of the shares of Fishtheworld Holdings, Inc., a Florida corporation, which then effected a reincorporation merger into the State of Nevada and changed the name of the corporation to DDS Technologies USA, Inc. On October 17, 2005 we merged DDS Delaware into us and DDS Holdings became a direct wholly-owned subsidiary of ours.

Description of the Dry Disaggregation Technology

The dry disaggregation technology is the result of research that began in 1964 by a group of technical research analysts and scientists in the alimentary field. Engineer Umberto Manola, a former member of our Board of Directors, developed a system of “disaggregation” of structures, called “crushing to collision,” through which the fragments of matter, both organic and inorganic, endure violent accelerations and decelerations, which cause the disaggregation of the structure. The particles are separated as a function of their specific weight. Although research on the technology began over 35 years ago, only in the last few years has it been developed by Engineer Manola to the point of potential commercial application. Engineer Manola filed with the European Patent Office an application covering the central aspects of the technology, which was licensed and ultimately transferred to the Company. The Company has recently been granted U.S. Patent No. 6,848,582 for this technology.

The dry disaggregation technology processes dry ingredients and reduces the size to between 5 and 20 microns. This micronization allows for the finished ingredients to be “milled” to a size that heretofore was not readily attainable. In addition, it is believed that by using different specific weights for output, the dry disaggregation technology will be able to “fractionalize” products in a way that will allow the components of the raw material inputs to be sorted into homogeneous materials. By separating the various components of agricultural materials (protein, starch, fiber, etc.) the technology offers versatility and economic gains for processors. Many waste materials that were once thought too expensive to process can be economically converted to usable products.

Initial analysis of the production version of our dry disaggregation machine by consulting engineers we have engaged for this purpose has revealed that the machine does not fully disaggregate organic material to the extent that a prototype research machine does, and therefore requires additional development work. However, the production version does micronize very effectively to particle sizes of between 5 and 20 microns which provides application opportunities and commercial potential in a number of industries.

Patents and Proprietary Protection

The Company relies on a combination of our patent, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. The Company has obtained the exclusive ownership of the pending patent, # 02425336.1, which was filed with the European patent office on May 28, 2002, and also the patent granted by the U.S. Patent and Trademark Office, Patent No. 6,848,582 in February 2005. The Company is in the process of filing for protection of the patent assignment in the corresponding offices in the foreign jurisdictions. The patent relates to the Longitudinal Micrometric Separator for Classifying Solid Particulate Materials. The Company is particularly sensitive to the protection of trade secrets and requires its customers, executives, technical employees, consultants and other parties to execute confidentiality agreements. These agreements prohibit disclosure of confidential information to third parties except in specified circumstances. These agreements also generally provide that all confidential information relating to our business is the exclusive property of the Company.

Potential Applications and Marketing Plan

The Company intends to concentrate its marketing/sales efforts on the following market segments in which the Company believes that the Company can achieve penetration. These markets segments are:

•	Contaminated sulfur processing

In February 2005 the Company entered into an exclusive licensing agreement with Knoll Ventures of Calgary, Canada for the application of the dry disaggregation technology to the processing and extraction of sulfur and sulfur derivative products in North America and other authorized territories. The sulfur to be processed, initially in the province of Alberta, Canada, is the by-product of natural gas purification and it has been estimated that approximately 3 million tons of sulfur are currently stored in open-air pits or dumps where it has become contaminated. Under this agreement, Knoll Ventures ordered one dry disaggregation machine and has initiated a testing and development program in Calgary to adapt the technology to the environment and specific application. If the test and development program is completed and the initial machine performs to Knoll Ventures’ good faith satisfaction, Knoll Ventures will be required to place orders with the Company for additional machines, commensurate with the size of the contracts Knoll Ventures is negotiating with gas companies in the province of Alberta, Canada for the processing of contaminated sulfur. Initial tests have been conducted on an experimental machine and results were positive.

•	Ethanol

Our technology process could have significant applications in the biomass waste-to-ethanol industry. This industry includes corn, stover and other associated waste streams. Our process allows us to convert solid waste into starch or cellulose and other consumable nutrients. Starch or cellulose could be employed as feedstock in ethanol plants producing ethanol. Given the optimal nature of the waste feedstock created by our technology, the productivity of the ethanol fermentation process can be significantly improved. Our technology offers environmental benefits by utilizing waste materials which would otherwise be left in the fields contributing to carbon dioxide emissions.

•	Animal Feed

Our technology could have application in the market for both livestock and domestic pets. The technology allows the feed products, derived from a variety of raw materials, to be tailored to the specific nutritional requirements of each different type of animal. Preliminary tests have indicated that the livestock and pet industries can achieve cost savings as a result of the improved nutritional value derived from using the dry disaggregation technology.

•	Other Organic Product Industries

The Company’s technology has potential application in a number of other industries which are under consideration, including wine, soy bean, rice, sugar, tobacco and coffee.

Primarily, our intended customers are relatively large processors of human and animal feed. While the Company has had significant discussions with a number of these potential customers, selling to these companies involves a relatively long sales cycle with significant due diligence and testing on the part of the customers. A prototype machine is currently located in Marietta, Georgia, where the Company is utilizing it for research and development work as well as a demonstration machine for potential customers. After further research and development is completed, the Company intends to sell or lease the prototype machine.

Revenue Model

Our business plan contemplates that the Company will sell or lease machinery employing the dry disaggregation technology, and obtain a royalty based on the amount or value of the product processed through the dry disaggregation technology as is the case in the contaminated sulfur purification project entered into with Knoll

Ventures of Calgary, Canada. The Company may also enter into joint venture or strategic partner arrangements in which the Company will retain an equity interest in the profits from the sale of products processed with our machinery. While the Company is in discussions with a number of other potential customers, the Company may be required to alter its revenue model if the Company is unsuccessful in signing contracts with these and other potential customers. In addition, our preferred revenue model may require us to obtain substantial additional financing and if the Company is unable to raise sufficient financing the Company may need to revise its business model or reduce its expectations.

Manufacturing

Currently, the Company does not manufacture the DDS machines but has entered into an agreement to purchase the equipment directly from a US manufacturer.

Competition

As of the date of this filing, the Company is unaware of any competitor which is focused on similar methods of increasing yields in food processing. However, there are numerous methods of increasing raw material yields using dissimilar processes and the Company will need to show attractive cost-savings to our customers in order to compete effectively.

Our primary competitors in the moleculerization market, manufacture milling equipment and are substantially larger and better capitalized than the Company. However, our process provides unique benefits and may provide superior results to traditional milling practices. The dry disaggregation technology permits the milling of products, primarily food products, at ambient temperature while traditional milling equipment generates heat in the milling process thus having the potential to “cook” the milled products. The “cooking” of the products, we believe, results in reduced nutritional value. In addition, the dry disaggregation technology is able to “mill” product to between 5 and 50 microns, which is well below the size of the traditionally milled products. It is believed that the smaller particles will be able to be absorbed more easily than the traditionally milled products.

Patents and Proprietary Protection

The Company relies on a combination of our patent, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. The Company has obtained the exclusive ownership of the pending patent, # 02425336.1, which was filed with the European patent office on May 28, 2002, and also the patent granted by the U.S. Patent and Trademark Office, Patent No. 6,848,582 in February 2005. The Company is in the process of filing for protection of the patent assignment in the corresponding offices in the foreign jurisdictions. The patent relates to the Longitudinal Micrometric Separator for Classifying Solid Particulate Materials. The Company is particularly sensitive to the protection of trade secrets and requires its customers, executives, technical employees, consultants and other parties to execute confidentiality agreements. These agreements prohibit disclosure of confidential information to third parties except in specified circumstances. These agreements also generally provide that all confidential information relating to our business is the exclusive property of the Company.

Governmental Regulations

The Company is subject to various state and federal laws, regulations and guidelines relating to safe working conditions and sales practices. While our customers are generally subject to extensive regulation by the U.S. Food and Drug Administration, which may affect their specifications for products supplied by the Company, the Company’s products and operations are not directly subject to such regulation. Furthermore, our operations are such that the Company is not directly subject to any local, state or federal environmental laws.

Properties

We own no real property and currently lease all of our office space. We lease the office space that houses our executive offices in Boca Raton, Florida, totaling approximately 1,950 square feet. The lease expires in January 2007. We use this facility for our executive, marketing, administrative, finance and management personnel.

In August 2005, the Company entered into a lease agreement for office space for its Research and Development center located in Norcross, Georgia. The lease is for a period of three years beginning in November 2005. The monthly lease payment is $5,350.

Employees

We currently have a total of four employees, all of whom are full time employees and dedicated to either administration or sales. Our employees are not represented by a labor union and are not covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Legal Proceedings

The Company is a defendant in a lawsuit whereby the plaintiff contends that it is entitled to a commission for allegedly procuring financing for a transaction. The plaintiff seeks damages totaling $175,584 plus interest from December 31, 2002. In April 2004, the Company filed an Answer and Affirmative Defenses. The Company believes the suit is without merit and is vigorously defending its position. In the opinion of management, this suit will not have a material effect on the Company’s condensed consolidated financial position or results of operations.

The Company received a potential claim from two shareholders alleging that the Company failed to register their shares for re-sale in the Company’s registration statement, filed on Form S-1 under the Securities Act of 1933, as amended on November 12, 2003 and an amendment thereto on December 13, 2003. In addition, these shareholders have alleged that they were induced erroneously into surrendering shares of DDS Holdings, Inc. in connection with the reorganization into Black Diamond Industries, Inc. Although the Company believes that it has defenses to these alleged actions, the Company is attempting to reach an amicable settlement for these claims. There can be no assurance that these disputes will be favorably resolved, if at all, or that these claims will not have a material adverse effect on the Company. The Company does not believe a provision is necessary at September 30, 2005 for this matter.

The Company is a defendant in a lawsuit whereby a stockholder and former president of the Company contends that he is entitled to receive consulting fees under a consulting agreement (See Note 7 of the September 30, 2005 Condensed Consolidated Financial Statements). The Company suspended payments and terminated the consulting agreement due to breach of the terms of the agreement. The Company has filed an Answer and Affirmative Defenses and a Counterclaim alleging breach of the consulting agreement and breach of fiduciary duty.

On October 19, 2005 the Company entered into a Marketing & License Agreement and a Mutual Release with Xethanol Corporation (“Xethanol”). The Agreement grants Xethanol a license with respect to the Company’s proprietary dry disaggregation technology to extract materials from agricultural commodities including corn and cellulosic biomass to be used as ethanol production feedstock in Xethanol’s ethanol production facilities. In addition, the Company has granted Xethanol an exclusive license, with certain exceptions, to market the Company’s dry disaggregation technology to the ethanol industry in the USA.

The Company and Xethanol had been engaged in litigation regarding a Pre-Formation Agreement previously entered into by the two companies. The dispute has now been amicably settled. Pursuant to the agreement, the parties entered into a Mutual Release, pursuant to which each party discharged the other from all claims and liabilities and the parties have agreed to dismiss all pending litigation proceedings. As part of the settlement, the Company is obligated to make a payment of $50,000 and issue 200,000 restricted shares of its stock to Xethanol and Xethanol will release the DDS machine. The shares were valued at $176,000. The Company recorded $226,000 as a settlement amount in the accompanying condensed consolidated statement of operations for the period ended September 30, 2005.

MANAGEMENT

Our executive officers, directors and some of our key employees, and their ages as of January 16, 2006, are as follows:

Name	Age	Principal Position
Marc Mallis, M.D.	54	Director

Spencer L. Sterling	71	Director, President and Chief Executive Officer

Robert L. Devereux	45	Director

Dennis Duitch	61	Director

Joseph Fasciglione	53	Chief Financial Officer

Kerin Franklin	39	Senior Vice President - Business Development and Chief Technology Officer

Marc Mallis, M.D., aged 54, joined the Board of Directors in August 2002. Dr. Mallis is a principal with Retina Vitreous Associates of Florida Agia, Mallis and Pautler P.A. Inc., from 1980 to the present, where he is engaged in the practice of medicine with a specialty in ophthalmology. Dr. Mallis graduated from New York Medical College and attended the Ophthalmology Course of Stanford University School of Medicine. Dr. Mallis interned at Geisinger Medical Center, Department of Ophthalmology in Danville, Pennsylvania, performed his residency at New York Medical College, Department of Ophthalmology, Valhalla, New York, and received a Vitreo-Retinal fellowship at Ohio State University, Columbus, Ohio.

Spencer L. Sterling, aged 71, has served as our President, Chief Executive Officer and Director since October 2003. From 1972 to 1994, Mr. Sterling held senior management positions with the Ford Motor Company in South Africa, Australia, Canada, Europe and the United States; and with the Sigma Motor Corporation, a wholly owned subsidiary of the Anglo American Corporation in South Africa. From 1983 to 1984, Mr. Sterling was Managing Director of the Sigma Motor Corporation that merged with Ford South Africa, in 1985, to form the South African Motor Corporation (SAMCOR). In 1985, Mr. Sterling was appointed Group Managing Director and Chairman of subsidiaries of SAMCOR. In 1992, he was appointed Chairman of the Board and a Director of The Anglo American Industrial Corporation. Mr. Sterling has served as President of the National Association of Automobile Manufacturers of South Africa (NAAMSA), President of the South African Chamber of Business and is a former member of the Corporate Forum. He has been awarded an Honorary Professorship in the Faculty of Engineering by the University of Pretoria and has served on the Council of the University and on the Advisory Council, Faculty of Engineering, of the University of Stellenbosch in South Africa. Mr. Sterling is a graduate of Maritzburg College and holds a BSc. degree in Metallurgy and Engineering from Pretoria University and an MBS from the Wits Graduate School of Business in South Africa.

Robert L. Devereux, aged 45, joined the Board of Directors in January 2006. Mr. Devereux has over twenty years of diverse legal experience representing and advising growing entities on regulatory and corporate matters, including serving as a partner in the law firm of Devereux Murphy, LLC since 1994. He has served on the Board of Directors of Father Dunne’s Home for Boys, Tengasco, Inc., and Triad Bank, of which he is a founder. Mr. Devereux received his J.D. degree from the St. Louis University School of Law, holds a B.S. and B.A. in Finance from St. Louis University and is a member of the American Bar Association.

Dennis Duitch, aged 61, joined the Board of Directors in January 2006. Mr. Duitch has over thirty years of business experience and founded Duitch & Franklin, LLC, a Certified Public Accounting, Consultancy, and Business Management firm. He expanded Duitch & Franklin, LLC to a team of over 75 employees and subsequently sold the firm to a public company. Since 2001 he has worked as an independent consultant. Mr. Duitch has extensive experience in business strategy, operations, mergers and acquisitions, deal structuring, and financial planning. He holds an M.B.A. from Northwestern University and is an accredited Certified Public Accountant. He serves as a business and university lecturer and as a director and advisor to numerous boards. Mr. Duitch also served as Vice Chairman of AGN (Accountants Global International).

Joseph Fasciglione, aged 53, joined the Company in October 2002. Prior to joining us he held the position of President of Alliance Financial Services, a financial consulting company providing services to small and medium sized businesses. From 1998 until 2000 Mr. Fasciglione was employed as a business analyst for AT&T Wireless Services where he provided financing analysis related to local cluster operations. From 1995 to 1997, Mr. Fasciglione acted as Director of Business Operations for AT&T Wireless Services during which time he held primary responsibility for budget preparations, forecasting and various financial analysis. From 1993 until 1994, Mr. Fasciglione acted as Operations Manager also for AT&T Wireless Services. From 1990 to 1992, he held the position of CFO for Professional Reimbursement Solutions of Dallas, Texas, where he was responsible for all financial and administrative functions for a large closely held operation. From 1983 until 1990, Mr. Fasciglione held at different times the positions of Regional Business Manager & Controller, Assistant Controller and Manager of Budgeting and Internal Reporting for Metromedia Paging of Dallas, Texas. From 1981 until 1983 he acted as Corporate Accounting Manager for Homequity Relocation Services, Inc. of Wilton, Connecticut. Mr. Fasciglione acted as Corporate Budget manager for Frank B. Hall & Company, Inc., a major international commercial insurance brokerage firm from 1979-1981 and as Senior Internal Auditor for Levitt Homes, Inc. from 1976 until 1979. Mr. Fasciglione also served as a Staff Auditor for Grant Thornton Accountants and Management Consultants from 1975 to 1976. Mr. Fasciglione holds a BBA in Accounting from Iona College, New Rochelle, New York, and a CPA designation from New York.

Kerin Franklin, aged 39, joined the Company in May 2003 as Chief Technology Officer. Prior to joining us, Ms. Franklin was General Manager and CEO of FoodWave (a start-up business involving new technology in milling and grinding food stuff) and Senior Vice President of Research and Development and QA for Frontier Natural Brands (2001 to 2003), Vice President of Research and Development, Celestial Seasonings Inc., (1999 to 2001 and 1995 to 1998) and Senior Director of Research and Development, the Daily Wellness Company. Ms. Franklin has an M.S. Degree in Food Science and Human Nutrition from Colorado State University.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company and persons who beneficially own more than 10% of the Company’s common stock, are required to make certain filings on a timely basis with the Securities and Exchange Commission. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, and on written representations from reporting persons concerning the necessity of filing a Form 5—Annual Statement of Changes in Beneficial Ownership, the Company believes that, during the fiscal year ended December 31, 2005, all filing requirements applicable to reporting persons were met, except with respect to the following:

Robert Rosen filed Forms 3 and 4 on April 15, 2005, and Charles F. Kuoni III filed a Form 3 on December 29, 2004 and a Form 4 on April 15, 2005, which forms were due to be filed prior to their actual filing during the year ended December 31, 2004. The filing of such reports was inadvertently omitted by Messrs. Rosen and Kuoni.

A Form 3 should have been, but was not, filed for Robert Devereux within 10 days after December 20, 2005, the day Mr. Devereux was appointed to our Board of Directors. On January 27, 2006, our Board of Directors approved the issuance of common stock and options (to purchase common stock) to Mr. Devereux as compensation for his service on our Board. Mr. Devereux also participated in our Series B offering in which he purchased Series B preferred stock and long term warrants. A Form 4 should have been, but was not, filed for these transactions. As of the date of this prospectus, Forms 3 and 4 for Mr. Devereux are being prepared and will be filed shortly.

A Form 3 should have been, but was not, filed for Dennis Duitch within 10 days after December 20, 2005, the day Mr. Duitch was appointed to our Board of Directors. On January 27, 2006, our Board of Directors approved the issuance of common stock and options (to purchase common stock) to Mr. Duitch as compensation for his service on our Board. A Form 4 should have been, but was not, filed for this transaction. As of the date of this prospectus, Forms 3 and 4 for Mr. Duitch are being prepared and will be filed shortly.

A Form 4 should have been, but was not, filed for Dr. Marc Mallis, a member of our Board of Directors, in connection with two transactions: (i) Dr. Mallis’ participation in our Series B offering, in which he purchased Series B preferred stock and long term warrants; and (ii) the approval on January 27, 2006 by our Board of Directors to issue to Dr. Mallis common stock and options (to purchase common stock) as compensation for his service as a director. As of the date of this prospectus, a Form 4 for Dr. Mallis is being prepared and will be filed shortly.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning compensation for our chief executive officer and the three most highly compensated executive officers, which we refer to as our named executive officers, for services in all capacities during the fiscal years indicated.

	Annual Compensation				Long Term Compensation
					Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	All Other Compensation
Spencer L. Sterling (1)	2005	169,622	0	0	0	400,000	0
President and Chief	2004	147,130	50,000	0	0	0	0
Executive Officer	2003	25,000	0	28,900	0	400,000	0

(1)	Mr. Sterling has served as our President and Chief Executive Officer since October 30, 2003.

Option/SAR Grants In Last Fiscal Year

The following table sets forth information concerning grants of stock options made during the fiscal year ended December 31, 2005 to our named executive officers. No stock appreciation rights were granted during the fiscal year ended December 31, 2005.

Name	Number of Securities Underlying Options Granted (#)	Individual Grants % of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date
Spencer Sterling (1)	400,000	50.0	1.00	03/29/2015

(1)	Mr. Sterling has been serving as our President and Chief Executive Officer since October 30, 2003.

Aggregated Options Exercises In Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Spencer Sterling (1)	0	0	200,000	700,000	0	0

(1)	Mr. Sterling has been serving as our President and Chief Executive Officer since October 30, 2003.

Compensation Committee Interlocks and Insider Participation

Our compensation committee was formed on March 20, 2004. The following directors serve as members of our compensation committee: Dennis Duitch, Robert Devereux and Marc Mallis. No member of the compensation committee is now or ever was an officer or an employee of ours. No executive officer of ours serves as a member of the compensation committee of any entity one or more of whose executive officers serves as a member of our board of directors or compensation committee.

Compensation of Directors

We do not pay director fees to directors who are our employees. For fiscal 2005, our non-employee (i.e., independent) directors received an annual retainer of $20,000 and our chairman of the board received an annual retainer of $60,000. The committee chairman received an additional annual retainer of $5,000. In addition, non-employee directors received a one-time option grant of 100,000 options, subject to a vesting schedule, at an exercise price equal to the fair market value of our common stock on the grant date. Our non-employee directors were reimbursed for out-of-pocket expenses incurred in connection with their attendance at board meetings. For fiscal 2005 services, the non-employee directors were compensated as follows: Mr. James von der Heydt received payment of $32,000 and a promissory note in the amount of $30,000. Mr. Leo P. Koulos received payment of $14,500 and a promissory note in the amount of $12,500. Mr. Charles F. Kuoni III received payment of $12,500 and a promissory note in the amount of $12,500. Mr. Robert J. Rosen received payment of $10,000 and a promissory note in the amount of $10,000. Dr. Marc J. Mallis received payment of $12,500 and a promissory note in the amount of $12,500. Each of such promissory notes is subordinate to all other debts and obligations of the Company and would become payable only if the Company becomes cash flow positive.

On January 27, 2006, the Board of Directors approved the following compensation arrangement for directors: Each non-employee director receives annually 35,000 shares of our common stock upon election to the Board. Each director who chairs a committee receives annually the equivalent of $35,000 in stock options to purchase shares of our common stock (at an exercise price equal to the fair market value of our common stock on the grant date), based on the fair market value of our common stock as of the date of the grant. Each director who does not chair a committee receives annually the equivalent of $25,000 in stock options to purchase shares of our common stock (at an exercise price equal to the fair market value of our common stock on the grant date), based on the fair market value of our common stock as of the date of the grant. Each director who chairs a committee receives $1,500 each time he attends a meeting of the Board of Directors. Each director who does not chair a committee receives $1,000 each time he attends a meeting of the Board of Directors. All directors are reimbursed for travel expenses related to attending such meetings.

Employment Agreements

On March 29, 2005 the Company entered into a five year employment agreement with Spencer Sterling as President and Chief Executive Officer. Mr. Sterling is compensated $180,000 per annum. Mr. Sterling’s salary will be reviewed at least annually for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time.

Mr. Sterling is permitted to participate in pension, profit sharing, bonus, life insurance, medical and other employee benefit programs offered by us. In 2005, he was granted the option to purchase up to 400,000 shares of our common stock at an exercise price of $1.00 per share subject to the terms and conditions of the option agreement. Upon his termination for “Good Reason” or other than for “Cause” under the agreement, Mr. Sterling will continue to be paid his base salary until the earlier of (i) the first anniversary of the date on which his employment is terminated or (ii) March 29, 2010.

In May 2003, the Company entered into an employment agreement with Kerin Franklin as our Chief Technology Officer. For her services, Ms. Franklin is compensated $84,000 per annum and is eligible to receive an annual bonus at the discretion of the Board of Directors. Ms. Franklin is also entitled to a commission, payable quarterly, equal to 5% of the prior quarter’s net cash receipts attributable to business she secured.

Ms. Franklin is permitted to participate in pension, profit sharing, bonus, life insurance, medical and other employee benefit programs offered by us. In 2004, she was granted pursuant to the Plan, the option to purchase up to 600,000 shares of our common stock at an exercise price of $5.00 per share. Ms. Franklin receives an office allowance for expenses. Upon her termination for “Good Reason” or other than for “Cause” under the agreement, Ms. Franklin will be paid a lump sum severance payment equal to her basic compensation, including her salary, bonuses and benefits, for the greater of 18 months or until May 15, 2008.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and stockholders and other items. Our certificate of incorporation and bylaws also contain indemnification provisions that permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Directors and Officers Liability Insurance

We have obtained directors’ and officers’ liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $5,000,000. This policy expires October 15, 2006.

Employee Stock Option Plans

Under our 2003 Stock Option Plan, we have reserved for issuance an aggregate of 3,000,000 shares of our common stock. As of December 31, 2005, we had granted options to purchase 2,600,000 shares of common stock pursuant to this plan, none of which have been exercised and 1,600,000 of which are vested.

Unless sooner terminated by the compensation committee or the board of directors, the Stock Option Plan, will terminate on May 14, 2013, the tenth anniversary date of the effectiveness of the plan.

Equity Compensation Plan Information

The following table sets forth the securities the Company has issued through equity compensation plans:

Plan Category	Number of securities to be issued	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	2,600,000	3.93	400,000

(1)	The Company intends to submit its 2003 Stock Option Plan to its shareholders at its next annual meeting of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our capital stock as of January 31, 2006 by:

•	each of our directors;

•	each of our executive officers named in the Executive Compensation Table;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding common stock.

As of January 31, 2006, 19,864,202 shares of our common stock were outstanding, no shares were held in treasury and 2,175 shares of Series A preferred stock and 1,567.5 shares of Series B preferred stock were outstanding.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, (i) shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of January 31, 2006 are considered to be beneficially owned by such person and (ii) shares of common stock which can be acquired upon the exercise of all outstanding warrants within 60 days of January 31, 2006 are considered to be beneficially owned by such person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that all persons named in this table have sole voting power and investment power over all the shares beneficially owned by them. Unless otherwise indicated, the address of each person listed in the following table is 150 East Palmetto Park Road, Suite 510, Boca Raton, Florida 33432.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Class (%)	Shares of Series A Preferred Stock Beneficially Owned	Percent of Class (%)	Shares of Series B Preferred Stock Beneficially Owned	Percent of Class (%)
Spencer L. Sterling (2)	350,000	1.7	—	—	—	—
Marc J. Mallis, MD (3)	1,707,351	4.99(9)	20	*	35	2.2
DDS Technologies Ltd. (4)	4,000,000	20.1	—	—	—	—
Robert L. Devereux (5)	645,365	3.2	—	—	100	6.4
Dennis Duitch (6)	120,365	*	—	—	—	—
Mr. & Mrs. Lee Rosen 17698 Foxborough Lane Boca Raton, FL 33496 (7)	1,179,000	5.9	—	—	—	—
All directors and officers as a group (6 persons) (8)	3,534,831	16.2	20	*	135	8.6

*	Represents less than 1%.
(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Exchange Act; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.
(2)	Mr. Sterling, President, CEO and member of the Board of Directors of the Company, has the right to acquire, within 60 days following January 31, 2006, 300,000 shares of common stock from stock options.

(3)	Dr. Marc Mallis, MD is the General Partner of The Mallis Limited Partnership and serves on the Board of Directors of the Company. Shares held by The Mallis Limited Partnership are owned beneficially by Dr. Mallis. Dr. Mallis has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 475,365 shares of common stock, in the aggregate, from options, warrants and/or conversion privileges.
(4)	DDS Technologies Ltd. held the patent for the dry disaggregation system technology which was subsequently assigned to the Company. Umberto Manola holds 60% of the outstanding shares of common stock of DDS Technologies Ltd.
(5)	Mr. Devereux serves on the Board of Directors of the Company. Mr. Devereux has the right to acquire, within 60 days following January 31, 2006, 485,365 shares of common stock, in the aggregate, from options, warrants and/or conversion privileges.
(6)	Mr. Duitch serves on the Board of Directors of the Company. Mr. Duitch has the right to acquire, within 60 days following January 31, 2006, 85,365 shares of common stock from stock options.
(7)	Of these 1,179,000 shares of common stock of the Company, 604,000 shares are owned by Lee Rosen and 575,000 shares are owned of record by Julia Rosen. Lee Rosen is a founder of, and consultant to, the Company.
(8)	The officers and directors, as a group, have the right to acquire, within 60 days following January 31, 2006, 1,946,095 shares of common stock, in the aggregate, from options, warrants and/or conversion privileges.
(9)	Pursuant to a Beneficial Ownership Limitation (in both the Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock and the Certificate of Designation of Preferences, Rights and Limitations of Series B 7% Convertible Preferred Stock), the shares of Series A and Series B preferred stock held by Dr. Mallis may not be converted into common stock if the result of such conversion would cause Dr. Mallis to beneficially own more than 4.99% of the Company’s issued and outstanding common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth hereafter, there have been no material transactions, series of similar transactions or currently proposed transactions during 2004, or subsequent thereto to which the Company or any of our subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer or any security holder who is known to us to own of record or beneficially more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

Lee Rosen, a founder of the Company, provides consulting services to the Company pursuant to a consulting agreement dated March 30, 2004 and expiring on June, 2010 with compensation of $15,000 per month. This replaces a consulting agreement dated October 1, 2002 whereby Mr. Rosen provided consulting services to the Company for compensation of $30,000 per month.

Dr. Marc J. Mallis purchased $20,000 of Series A Preferred Stock, Long Term Warrants and Short Term Warrants in the Company’s offering of Series A Preferred Stock on April 12, 2005 and in the Company’s recent offering on January 4, 2006, he purchased $35,000 of Series B Preferred Stock and received 70,000 warrants exercisable at $.80 per share.

On January 4, 2006 Robert Devereux, a director of the Company, purchased $100,000 of Series B Preferred Stock and received 200,000 warrants exercisable at $.80 per share.

DETERMINATION OF OFFERING PRICE

As this registration statement relates to shares of common stock that may be sold from time to time by certain stockholders, and not by us, we cannot determine the actual price at which shares of our common stock will be sold pursuant to this registration statement. While not determined by us, we believe that the selling shareholders, will sell shares of our common stock at the prevailing market price at the time of sale and that the market price will fluctuate during the time period in which the selling shareholders sell their shares of our common stock.

SELLING SECURITY HOLDERS

Below is information with respect to the number of shares of our common stock owned by each of the selling shareholders. Except as described in the table below, none of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. See “Plan of Distribution” for additional information about the selling shareholders and the manner in which the selling shareholders may dispose of their shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the shares. Unless otherwise indicated in the table below, to our knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Our registration of these shares does not necessarily mean that the selling shareholders will sell any or all of the shares covered by this prospectus.

This Prospectus relates to the resale by the selling shareholders named herein of up to 9,243,935 shares of our common stock. On January 4, 2006, we completed a private placement of our securities, including 1,567.5 shares of our Series B preferred stock, and warrants to purchase 3,407,750 shares of our common stock, including warrants to purchase 272,750 issued to The Shemano Group and Kenny Securities, who acted as selling agents. The warrants issued to The Shemano Group were subsequently transferred to the employees or affiliates of The Shemano Group listed in the table below. 3,135,000 of the shares of common stock covered by this prospectus are issuable from time to time upon conversion of the 1,567.5 shares of Series B preferred stock at a conversion rate of $.50 per share of common stock. 477,065 of the shares of common stock covered by this prospectus are issuable during the two year period ending January 4, 2008 as in-kind dividends with respect to the 1,567.5 shares of Series B preferred stock. 3,407,750 of the shares of common stock covered by this prospectus are issuable from time to time upon exercise of the warrants to purchase shares of common stock at $.80 per share, which are exercisable until January 4, 2011. Pursuant to a Registration Rights Agreement we entered into with certain of the selling shareholders who purchased our securities in the private placement, we are required to register for resale hereunder an additional 2,024,120 shares of our common stock. Such 2,024,120 shares may become issuable as in kind dividends or pursuant to antidilution and other adjustment rights of the preferred stock and warrants issued in the private placement. The remaining 200,000 shares are currently outstanding.

The number of shares of common stock that may actually be purchased by some selling shareholders under the warrants, the number of shares of Series B preferred stock that may actually be converted into shares of common stock and the number of shares of common stock that may actually be sold by each selling shareholder will be determined by such selling shareholder. Because some selling shareholders may purchase all, some or none of the shares of common stock which can be purchased under the warrants, some selling shareholders may convert all, some or none of the shares of Series B preferred stock which can be converted into shares of common stock and each selling shareholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the premise that each selling shareholder will purchase the maximum number of shares of common stock provided for by the warrants and convert shares of Series B preferred stock into the maximum number of shares of common stock and each selling shareholder will sell all of the shares of common stock owned by that selling shareholder and covered by this prospectus.

Pursuant to the terms of the Series B preferred stock, dividends are required to be paid on such shares at the rate of 7% per annum. The dividends may be paid in cash or in-kind with shares of common stock. Pursuant to a Registration Rights Agreement entered into with the selling shareholders who hold shares of our Series B preferred stock, we are registering in this offering 477,065 shares of common stock, which shares may be issued as dividends to such selling shareholders. The terms of the Registration Rights Agreement also require us to register an additional 2,024,120 shares of common stock. If the price of our common stock is less than $.46 per share when dividends are due and payable, all or a portion of the 2,024,210 shares of common stock may be issued to the holders of Series B preferred stock as dividends in addition to the 477,065 shares registered hereunder for that purpose. The number of shares of common stock that may actually be issued to the selling shareholders as in-kind dividends will not be known until such times as the dividends are due and payable. The information set forth in the following table regarding the number of shares offered by each selling shareholder does not include shares that may be issued to such shareholders as in-kind dividends. To the extent we issue in-kind dividends to selling shareholders who hold shares of Series B preferred stock, the number of shares offered in this offering by each such selling shareholder shall be automatically increased by the number of shares of common stock issued as in-kind dividends to such selling shareholders.

We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the shares of our common stock from time to time, under Rule 415 under the Securities Act, on the OTC Bulletin Board, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We have agreed to use our commercially reasonable efforts to keep this registration statement effective until the later of (i) the second anniversary of the date on which this registration statement was declared effective and (ii) the date on which all of the shares of common stock are eligible for resale under Rule 144 under the Securities Act without restrictions as to volume.

The shares of our common stock offered by this prospectus may be offered from time to time by the persons or entities named below. Except as otherwise disclosed, the selling shareholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates.

Name of Selling Shareholder	Number of Shares Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percent (1)
Iroquois Masterfund, LTD. (3)	260,606	200,000	60,606	*
Cranshire Capital, LP (4)	270,833	200,000	70,833	*
EDJ Limited (5)	814,228	500,000	314,228	1.6
Leven Holdings, LP (9)	310,500	140,000	170,500	*
Selma Rosen (10)	360,000	140,000	220,000	1.1
Sanford Miller (11)	1,076,118	140,000	936,118	4.7
Dr. Harold S. Rosen (12)	363,000	70,000	293,000	1.5
David S. Remland (13)	239,000	140,000	99,000	*

Name of Selling Shareholder	Number of Shares Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percent (1)
Mallis Ltd. Partnership (6)	1,707,351	140,000	1,567,351	4.99(21)
Crestview Capital Master, LLC (7)	5,184,408	2,000,000	3,184,408	4.99(21)
Dolphin Offshore Partners (14) c/o Dolphin Asset Management	2,376,373	2,000,000	376,373	1.7
Robert L. Devereux & Mary O. Devereux (8)	645,365	400,000	245,365	1.2
Stephen M. Roberts (15)	200,000	200,000	0	*
William Corbett (16)	556,000	56,000	500,000	2.4
Michael Jacks (17)	56,480	56,000	480	*
Gary Shemano (18)	277,954	70,500	207,454	1.0
Terrence Cush (19)	6,000	6,000	0	*
Kenny Securities (20)	153,250	84,250	69,000	*
Xethanol Corporation	200,000	200,000	0	*

*	Represents less than 1%.
(1)	Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We include shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of January 31, 2006, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group. Based upon 19,864,202 shares of common stock outstanding as of January 31, 2006.
(2)	Assuming all shares offered here are sold but no other securities held by the selling shareholder are sold.
(3)	Iroquois Masterfund, LTD has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 230,303 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Joshua Silverman is the natural person with voting and investment control over the shares.
(4)	Cranshire Capital, LP has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 250,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Mitchell Kopin is the natural person with voting and investment control over the shares.
(5)	EDJ Limited has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 750,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Jeffrey H. Porter is the natural person with voting and investment control over the shares.
(6)	Dr. Marc Mallis, a member of our Board of Directors, is the natural person with voting and investment control over the shares. Shares held by The Mallis Limited Partnership are owned beneficially by Dr. Mallis. Dr. Mallis has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 475,365 shares of common stock, in the aggregate, from options, warrants and conversion privileges.
(7)	Crestview Capital Master, LLC has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 5,125,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Stewart Flink is the natural person with voting and investment control over the shares.

(8)	Robert L. Devereux, a member of our Board of Directors, has the right to acquire, within 60 days following January 31, 2006, 485,365 shares of common stock, in the aggregate, from options, warrants and conversion privileges.
(9)	Leven Holdings, LP has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 140,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. David Leven is the natural person with voting and investment control over the shares.
(10)	Selma Rosen has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 140,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.
(11)	Sanford Miller has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 140,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.
(12)	Dr. Harold S. Rosen has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 86,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.
(13)	David S. Remland has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 140,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.
(14)	Dolphin Offshore Partners (c/o Dolphin Asset Management) has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 2,000,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Peter E. Salas is the natural person with voting and investment control over the shares.
(15)	Stephen M. Roberts has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 200,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.
(16)	William Corbett has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 273,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Mr. Corbett received some or all of these shares and/or rights to shares by virtue of his involvement with The Shemano Group, who acted as our selling agent and received warrants covered by this Prospectus.
(17)	Michael Jacks has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 23,480 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Mr. Jacks received some or all of these shares and/or rights to shares by virtue of his involvement with The Shemano Group, who acted as our selling agent and received warrants covered by this Prospectus.
(18)	Gary Shemano has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 304,454 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Mr. Shemano received some or all of these shares and/or rights to shares by virtue of his involvement with The Shemano Group, who acted as our selling agent and received warrants covered by this Prospectus.
(19)	Terrence Cush has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 6,000 shares of common stock from options, warrants and/or conversion privileges. Terrence Cush received some or all of these shares and/or rights to shares by virtue of his involvement with The Shemano Group, who acted as our selling agent and received warrants covered by this Prospectus.
(20)	Kenny Securities has the right to acquire, within 60 days following January 31, 2006, beneficial ownership of 84,250 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Richard Kohne is the natural person with voting and investment control over the shares.
(21)	Pursuant to a Beneficial Ownership Limitation (in both the Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock and the Certificate of Designation of Preferences, Rights and Limitations of Series B 7% Convertible Preferred Stock), the shares of Series A and Series B preferred stock held by each of these selling security holders may not be converted into common stock if the result of such conversion would cause either of such selling security holders to beneficially own more than 4.99% of the Company’s issued and outstanding common stock.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders. Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses we incur incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that such shareholder has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We have agreed to use our commercially reasonable efforts to keep this registration statement effective until the later of (i) the second anniversary of the date on which this registration statement was declared effective and (ii) the date on which all of the shares of common stock are eligible for resale under Rule 144 under the Securities Act of 1933 without restrictions as to volume. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of the terms of our common stock sets forth certain general terms and provisions of our common stock. This section also summarizes relevant provisions of the Nevada statutes, which we refer to as “Nevada law.” The terms of our articles of incorporation and bylaws, as well as the terms of Nevada law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized and Outstanding Shares

We have the authority to issue:

•	50,000,000 shares of common stock, par value $0.0001 per share; and

•	1,000,000 shares of preferred stock, par value $0.0001 per share, which are issuable in series on terms to be determined by our board of directors.

As of January 31, 2006:

•	19,864,202 shares of our common stock were outstanding;

•	2,175 shares of our Series A preferred stock were outstanding;

•	1,567.5 shares of our Series B preferred stock were outstanding; and

•	approximately 17,147,626 shares of our common stock have been reserved for issuance upon the exercise of outstanding stock options and warrants and conversion of outstanding shares of Series A and Series B Preferred Stock.

Rights of Our Common Stock

Voting Rights. Each share of our common stock is entitled to one vote in the election of directors and other matters. A majority of shares of our voting stock constitute a quorum at any meeting of shareholders. Common shareholders are not entitled to cumulative voting rights.

Dividends. Dividends may be paid to holders of common stock as may be declared by our Board of Directors out of funds legally available for that purpose. We do not intend to pay dividends at the present time or in the near future.

Liquidation Rights. If we liquidate, dissolve or wind-up our business, either voluntarily or involuntarily, common shareholders will receive pro rata all assets remaining after we pay our creditors and satisfy the Series A preferred stock liquidation preference as described below.

Miscellaneous. Holders of common stock have no preemptive, subscription, redemption, or conversion rights.

Preferred Stock

Our Articles of Incorporation authorize us to issue preferred stock in one or more series having designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, subject to applicable stock exchange rules and the terms of existing preferred stock, our Board of Directors is empowered, without the approval of the holders of common sock, to issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of common stock. Currently, we have designated 4,000 shares of preferred stock as Series A preferred stock, 2,500 shares of preferred stock as Series B preferred stock and we have 993,500 shares of preferred stock which have not been designated or issued. In some cases, the issuance of preferred stock could delay a change of control of us or make it harder to remove incumbent management. In addition, the voting and conversion rights of a series of preferred stock could adversely affect the voting power of our common shareholders. Preferred stock could also restrict dividend payments to holders of our common stock. Although we have no present intention to issue any shares of preferred stock, our Board of Directors could do so at any time in the future.

Rights of Our Series A Preferred Stock

Voting Rights. Shares of our Series A preferred stock are not entitled to vote in the election of directors and other matters.

Dividends. Dividends are required to be paid at the rate of 6% per annum and may be paid in cash or in shares of common stock, subject to certain restrictions.

Liquidation Rights. If we liquidate, dissolve or wind-up our business, either voluntarily or involuntarily, holders of Series A preferred stock will receive pro rata all assets remaining after we pay our creditors up to an amount equal to the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends.

Conversion Rights. Each share of Series A preferred stock is convertible into that number of shares of common stock determined by dividing the Stated Value, currently $1,000 per share, by the conversion price, currently $.50 per share. The Stated Value and Conversion price are subject to adjustment for dilutive issuances.

Redemption Rights. On April 12, 2007 we are required to redeem all of the outstanding shares of Series A preferred stock for a redemption price of the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends.

Miscellaneous. Holders of Series A preferred stock have no preemptive or subscription rights.

Rights of Our Series B Preferred Stock

Voting Rights. Shares of our Series B preferred stock are not entitled to vote in the election of directors and other matters.

Dividends. Dividends are required to be paid quarterly at the rate of 7% per annum and may be paid in cash or in shares of common stock, subject to certain restrictions.

Liquidation Rights. If we liquidate, dissolve or wind-up our business, either voluntarily or involuntarily, holders of Series B preferred stock, after full payment of the Series A preferred liquidation preference, will receive pro rata all assets remaining after we pay our creditors up to an amount equal to the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends.

Conversion Rights. Each share of Series B preferred stock is convertible into that number of shares of common stock determined by dividing the Stated Value, currently $1,000 per share, by the conversion price, currently $.50 per share. The Stated Value and Conversion price are subject to adjustment for dilutive issuances.

Redemption Rights. On January 4, 2008 we are required to redeem all of the outstanding shares of Series B preferred stock for a redemption price of the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends.

Miscellaneous. Holders of Series B preferred stock have no preemptive or subscription rights. Our Series B preferred stock is subordinated to our Series A preferred stock with respect to the issuance of dividends, payment upon liquidation and redemption.

Listing

We list our common stock on the OTC Bulletin Board under the symbol “DDSU.OB”

Anti-Takeover Effects of Provisions of Nevada Law

Nevada’s “Business Combinations” statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an “interested shareholder” from entering into a “combination” with the corporation, unless certain conditions are met. A “combination” includes (a) any merger or consolidation with an “interested shareholder”, or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an “interested shareholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the “interested shareholder,” (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the “interested shareholder,” or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder”.

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation’s Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the “interested shareholder’s” date of acquiring shares, or as to which the purchase of shares by the “interested shareholder” has been approved by the corporation’s board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested shareholder” at a meeting called no earlier than three years after the date the “interested shareholder” became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the “interested shareholder” will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to “opt out” of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the “Business Combinations” statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Nevada’s “Control Share Acquisition” statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become “Control Shares” which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual shareholders’ meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror’s shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the “Business Combination” statute and/or the “Control Share Acquisition” statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Corporate Stock Transfer.

LEGAL MATTERS

Greenberg Traurig, P.A., Miami, Florida, has passed upon the validity of the issuance of the shares being offered by this prospectus. Attorneys from Greenberg Traurig beneficially own in the aggregate no shares of our common stock, nor will attorneys from Greenberg Traurig receive, directly or indirectly, any shares of our common stock in connection with the offering.

EXPERTS

The consolidated financial statements of DDS Technologies USA, Inc. (formerly Fishtheworld Holdings, Inc.) and Subsidiary as of and for the years ended December 31, 2004 and 2003, and for the period from July 17, 2002 (inception) through December 31, 2004, have been included in this prospectus and the registration statement on Form SB-2, in reliance on the report of Weinberg & Company, P.A., independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with those requirements, we file periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Those reports and other information may be inspected at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also obtain copies of any materials we have filed with the SEC from the SEC’s public reference facility at prescribed rates or by accessing those materials electronically from its homepage on the Internet at http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington, D.C. or copied without charge from its website.

Unless otherwise indicated, the information in this Prospectus is as of February 15, 2006. We anticipate that changes will occur in our affairs after that date. We have not authorized anyone to give any information or to make any representations in connection with the sale of Shares by the Selling Stockholders, other than those contained in this Prospectus. If anyone gives you information or makes any representation not contained in this Prospectus, you should not rely on it as information we authorized.

I NDEX TO FINANCIAL STATEMENTS

Page
Condensed Consolidated Balance Sheet as of September 30, 2005 (unaudited) and December 21, 2004	F-2

Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2005 and 2004 and for the Period From July 17, 2002 (Inception) Through September 30, 2005 (unaudited)	F-3

Condensed Consolidated Statement of Stockholders’ Equity for the Period From July 17, 2002 (Inception) Through September 30, 2005 (unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2005 and 2004 and for the Period From July 17, 2002 (Inception) Through September 30, 2005 (unaudited)	F-8

Notes to Condensed Consolidated Financial Statements as of September 30, 2005 (unaudited)	F-9

Report of Independent Registered Public Accounting Firm	F-20

Consolidated Balance Sheets as of December 31, 2004 and 2003	F-21

Consolidated Statements of Operations for the Years Ended December 31, 2004 and 2003 and for the Period From July 17, 2002 (Inception) Through December 31, 2004	F-22

Consolidated Statement of Stockholders’ Equity for the Period from July 17, 2002 (Inception) Through December 31, 2004	F-23

Consolidated Statements of Cash Flows for the Years ended December 31, 2004 and 2003 and for the Period from July 17, 2002 (Inception) Through December 31, 2004	F-26

Notes to Consolidated Financial Statements as of December 31, 2004 and 2003	F-28

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2005 (Unaudited)	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$469,997	$442,762
Inventory, net	220,536	220,536
Prepaid expenses	18,947	253,560

Total Current Assets	709,480	916,858

FIXED ASSETS, NET	35,123	39,666
PATENT	4,935,000	4,935,000
DEPOSITS ON PURCHASE OF MACHINERY	581,064	575,714

TOTAL ASSETS	$6,260,667	$6,467,238

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$394,875	$358,474
Accrued professional fees	60,000	77,009
Embedded derivatives at fair value	4,337,937	—

Total Current Liabilities	4,792,812	435,483

COMMITMENTS AND CONTINGENCIES

6% CONVERTIBLE PREFERRED STOCK	498,439	—

STOCKHOLDERS’ EQUITY
Common stock, $.0001 par value, 50,000,000 shares authorized, 19,345,395 shares issued and outstanding	1,934	1,923
Additional paid-in capital	18,370,696	18,171,587
Deferred consulting expense	(35,042)	(72,879)
Deficit accumulated during development stage	(17,368,172)	(12,068,876)

Total Stockholders’ Equity	969,416	6,031,755

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,260,667	$6,467,238

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30, 2005	For the Three Months Ended September 30, 2004	For the Nine Months Ended September 30, 2005	For the Nine Months Ended September 30, 2004	For the Period From July 17, 2002 (Inception) Through September 30, 2005
REVENUES	$—	$—	$—	$—	$—

EXPENSES
Professional fees	237,950	622,490	886,545	2,578,326	7,609,136
General and administrative	234,897	265,846	627,783	700,106	2,183,849
Salaries and related taxes	122,922	159,400	386,534	470,319	1,248,190
Research and development	46,766	—	138,444	—	273,552
Litigation settlement expense	226,000	—	226,000	—	226,000
Merger costs	—	—	—	—	200,000
Machinery impairment	—	—	—	—	2,602,775

Total Expenses	868,535	1,047,736	2,265,306	3,748,751	14,343,502

INTEREST INCOME	3,287	1,337	8,158	3,782	17,478

LOSS ON FAIR VALUE ADJUSTMENT TO EMBEDDED DERIVATIVES	(3,283,641)	—	(629,752)	—	(629,752)
PRIVATE PLACEMENT EXPENSES	—	—	(1,852,332)	—	(1,852,332)

NET LOSS	$(4,148,889)	$(1,046,399)	$(4,739,232)	$(3,744,969)	$(16,808,108)

Convertible preferred stock dividends	(304,863)	—	(560,064)	—

LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(4,453,752)	$(1,046,399)	$(5,299,296)	$(3,744,969)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.23)	$(0.05)	$(0.28)	$(0.20)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	19,295,030	19,235,542	19,255,444	18,961,531

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH SEPTEMBER 30, 2005

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Common stock issued for cash at inception	10,944,055	$1,095	$957,310	$—	$—	$—	$—	$—	$958,405
Common stock issued for license valued at $1.00 per share	3,500,000	350	3,499,650	—	—	—	—	—	3,500,000
Common stock issued for cash in December 2002 at $1.00 per share	100,000	10	99,990	—	—	—	—	—	100,000
Net loss, July 17, 2002 (inception) through December 31, 2002	—	—	—	—	—	—	—	(407,803)	(407,803)
Common stock issued for cash in January 2003 at $1.00 per share	200,000	20	199,980	—	—	—	—	—	200,000
Common stock issued for license in January 2003 at $1.00 per share	500,000	50	499,950	—	—	—	—	—	500,000
Note receivable – related party in February 2003	—	—	—	—	—	(235,000)	—	—	(235,000)
Interest receivable – related party	—	—	—	—	—	—	(3,074)	—	(3,074)
Common stock issued for cash in February, March and April 2003 at $1.00 per share	800,000	80	799,920	—	—	—	—	—	800,000
Recapitalization for merger in April 2003	429,000	43	(43)	—	—	—	—	—	—
Common stock issued for cash in May 2003 at $1.00 per share	100,000	10	99,990	—	—	—	—	—	100,000
Common stock subscribed at $1.00 per share	1,500,000	150	1,499,850	(1,500,000)	—	—	—	—	—
Collection of subscription receivable in July 2003	—	—	—	500,000	—	—	—	—	500,000
Warrants issued for consulting expense in April 2003	—	—	1,274,848	—	(1,274,848)	—	—	—	—
Common stock issued for cash in July and August 2003 at $3.50 per share, net	502,714	50	1,020,444	—	—	—	—	—	1,020,494

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH SEPTEMBER 30, 2005

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Warrants issued with the sale of common stock in July and August 2003	—	—	563,056	—	—	—	—	—	563,056
Common stock issued for services in August and September 2003	175,000	17	1,298,233	—	(1,298,250)	—	—	—	—
Common stock issued for settlement	60,000	6	464,994	—	—	—	—	—	465,000
Cancellation of subscription receivable	(1,000,000)	(100)	(999,900)	1,000,000	—	—	—	—	—
Common stock issued for cash in October 2003 at $6.00 per share, net	904,334	90	2,896,206	—	—	—	—	—	2,896,296
Warrants issued with the sale of common stock in October 2003	—	—	1,962,114	—	—	—	—	—	1,962,114
Warrants issued for consulting expense in December 2003	—	—	29,761	—	(29,761)	—	—	—	—
Options issued for consulting services in August and November 2003	—	—	181,010	—	(181,010)	—	—	—	—
Amortization of deferred consulting expenses in 2003	—	—	—	—	1,427,336	—	—	—	1,427,336
Net loss, year ended December 31, 2003	—	—	—	—	—	—	—	(4,670,321)	(4,670,321)

BALANCE, December 31, 2003	18,715,103	1,871	16,347,363	—	(1,356,533)	(235,000)	(3,074)	(5,078,124)	(9,676,503)
Common stock issued for accrued professional fees in February 2004 at $7.45 per share	10,000	1	74,499	—	—	—	—	—	74,500
Common stock issued for services in February 2004 at $4.30 per share	10,000	1	42,999	—	(43,000)	—	—	—	—

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH SEPTEMBER 30, 2005

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Warrants issued for consulting expense in February 2004	—	—	42,454	—	(42,454)	—	—	—	—
Warrants issued for consulting expense in April 2004	—	—	170,052	—	(170,052)	—	—	—	—
Common stock issued for services in May 2004 at $2.55 per date	10,000	1	25,499	—	(25,500)	—	—	—	—
Warrants issued for consulting expense in May 2004	—	—	12,165	—	(12,165)	—	—	—	—
Common stock issued for cash in May 2004 at $3.30 per share, net	490,439	49	741,680	—	—	—	—	—	741,729
Warrants issued with the sale of common stock in May 2004	—	—	714,876	—	—	—	—	—	714,876
Amortization of deferred consulting expenses in 2004	—	—	—	—	1,576,825	—	—	—	1,576,825
Interest receivable related party in 2004	—	—	—	—	—	—	(1,844)	—	(1,844)
Forgiveness of note and interest receivable in July 2004	—	—	—	—	—	235,000	4,918	—	239,918
Net loss, year ended December 31, 2004	—	—	—	—	—	—	—	(6,990,752)	(6,990,752)

BALANCE, December 31, 2004	19,235,542	$1,923	$18,171,587	$—	$(72,879)	$—	$—	$(12,068,876)	$6,031,755

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH SEPTEMBER 30, 2005

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Warrants issued for consulting expense for August 2005	—	—	46,723	—	(46,723)	—	—	—	—
Amortization of deferred consulting expenses in 2005	—	—		—	84,560	—	—	—	84,560
Warrants issued for convertible preferred stock financing	—	—	101,646	—	—	—	—	—	101,646
Stocks issued for dividends on convertible preferred stock	109,853	11	50,740	—	—	—	—	—	50,751
Accretion of preferred stock to dividends	—	—	—	—	—	—	—	(498.438)	(498,438)
Dividends on preferred stock	—	—	—	—	—	—	—	(61,626)	(61,626)
Net loss, nine months ended September 30, 2005	—	—	—	—	—	—	—	(4,739,232)	(4,739,232)

BALANCE, September 30, 2005	19,345,395	$1,934	$18,370,696	$—	$(35,042)	$—	$—	$(17,368,172)	$969,416

DDS TECHNOLOGY USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH SEPTEMBER 30, 2005

(UNAUDITED)

	For the Nine Months Ended September 30, 2005	For the Nine Months Ended September 30, 2004		For the Period From July 17, 2002 (Inception) Through September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,739,232)		$(3,744,969)	$(16,808,108)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	4,153		4,303	13,946
Machinery and deposits impairment	—		—	2,602,775
Amortization of deferred consulting expense	84,560		1,614,885	3,088,721
Settlement on legal payable	—		—	(350,000)
Forgiveness of interest receivable	—		—	3,074
Common stock issued for services	—		—	465,000
Warrants issued for services	101,646		—	101,646
Gain on fair value adjustment to embedded derivatives	629,752		—	629,752
Valuation of embedded derivatives in excess of gross proceeds	1,533,186		—	1,533,186

Changes in operating assets and liabilities:
Prepaid expenses and other assets	229,263		268,871	(24,297)
Accrued professional fees	(17,009)		—	484,500
Accounts payable and accrued expenses	25,526		(50,839)	384,000

Net Cash Used In Operating Activities	(2,148,155)		(1,907,749)	(7,875,805)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposit on purchase of machinery	—		667,092	(4,011,976)
Refund of deposit on purchase of machinery	—		—	741,000
Purchases of fixed assets	390		(31,496)	(177,118)
Acquisition of license/patent	—		—	(700,000)
Note receivable and accrued interest –related party	—		—	(238,074)

Net Cash Provided by (Used In) Investing Activities	390		635,596	(4,386,168)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sales of common stock and warrants	—		1,456,607	10,556,970
Sale of convertible preferred stock	2,175,000		—	2,175,000

Net Cash Provided By Financing Activities	2,175.,000		1,456,607	12,731,970

NET INCREASE IN CASH	27,235		184,454	469,997

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	442,762		1,174,281	—

CASH AND CASH EQUIVALENTS - END OF PERIOD	$469,997		$1,358,735	$469,997

NON CASH INVESTING AND FINANCING ACTIVITIES:

Accretion of convertible preferred stock	$498,439		—	$498,439

Dividends payable on convertible preferred stock	$10,875		—	$10,875

Common stock issued for license valued at $1.00 per share	$—		$—	$4,000,000

Warrants issued for deferred consulting services	$—		$—	$1,509,519

Common stock issued for deferred consulting expenses	$—		$—	$1,308,250

Common stock issued for accrued consulting expenses	$—		$—	$74,500

Options issued for deferred consulting services	$—	$		$99,636

Common stock issued to consultant to settle contract dispute	$—		$—	$60,000

Deposits transferred into fixed assets and inventory	$—		$—	$1,307,087

Forgiveness and reclass of note receivable to acquisition of patent	$—		$471,724	$235,000

Common stock issued for dividends on convertible preferred stock	$50,751		$—	$50,751

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2005

(UNAUDITED)

NOTE 1	BACKGROUND

DDS Technologies USA, Inc. and subsidiary (collectively, the ”Company”) is a development stage company with no revenues since its inception on July 17, 2002. The Company has obtained the patent rights on a world wide basis for a dry disaggregation and micronization system that converts certain waste into value added products for further processing or resale.

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s product development will be successfully completed or that it will be a commercial success. The Company’s ability to execute its business plan will depend on its ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained. Nor can the Company give any assurance that it will generate substantial revenues or that its business operations will prove to be profitable.

On October 12, 2005 the Company merged DDS Technologies USA, Inc., a Delaware corporation into the Company. As a result of the merger, each DDS Delaware shareholder at the time of the merger (other than the Company) received one share of the Company’s common stock for each share of DDS Delaware common stock which it held immediately prior to the merger.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of DDS Technologies USA, Inc. and its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated.

(B) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued expenses at September 30, 2005 and December 31, 2004, approximate their fair value because of their relatively short-term nature.

(C) Patent Valuation

The patent is valued at its original acquisition cost plus the forgiveness of the carrying amount of a note receivable. The acquisition cost is based on the issuance of 4 million shares of common stock plus cash consideration. The patent has a 20 year life which expires in May 2022. The patent will be amortized over the expiration term when the Company commences operations which generate revenues.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2005

(UNAUDITED)

(D) Derivatives

The Company accounts for its long term warrants, short term warrants and the conversion feature of the convertible preferred stock issued in a private placement with the 6% convertible preferred stock as derivatives under the guidance of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. 150-1, Issuer’s Accounting for Freestanding Financial Instruments Composed of More Than One Option or Forward Contract Embodying Obligations Under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FSP No. 150-5, Issuer’s Accounting under SFAS No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable.

The long term warrants, short term warrants and the conversion feature of the convertible preferred stock are treated as a liability in the accompanying condensed consolidated balance sheet at September 30, 2005 and are recorded at fair value. The change in fair value for each reporting period is recorded as other income/(expense) in the accompanying condensed consolidated statements of operations for the three and nine months ended September 30, 2005. For the three and nine months ended September 30, 2005, the Company recorded other expense relating to the fair value adjustment of $3,283,641 and $629,752 respectively. Also see Note 6.

(E) Research and Development

Research and development consists of consulting fees incurred in the development of the Company’s technology and are expensed as incurred.

For the three and nine months ended September 30, 2005 and 2004, and for the period from July 17, 2002 (inception) through September 30, 2005, the Company incurred research and development expenses of $46,766, $138,444, $0, $0 and $273,552, respectively.

(F) Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(G) Loss Per Common Share

Net loss per common share (basic and diluted) is based on the net loss, adjusted for preferred stock dividends, divided by the weighted average number of common shares outstanding during each period. Common stock equivalents were not included in the calculation of diluted loss per share as their effect would be anti-dilutive.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2005

(UNAUDITED)

(H) Interim Consolidated Financial Statements

The condensed consolidated financial statements as of September 30, 2005 and for the three and nine months ended September 30, 2005 and 2004, and for the period from July 17, 2002 (inception) through September 30, 2005, are unaudited. In the opinion of management, such condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. The condensed consolidated results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The condensed consolidated balance sheet information as of December 31, 2004 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-KSB. The interim condensed consolidated financial statements should be read in conjunction with that report.

(I) Stock-Based Compensation

The Company accounts for its stock-based employee compensation plans using the intrinsic value based method, under which compensation cost is measured as the excess of the stock’s market price at the grant date over the amount an employee must pay to acquire the stock. Stock options and warrants issued to non-employees are accounted for using the fair value based method, under which the expense is measured as the fair value of the security at the date of grant based on the Black-Scholes pricing model.

SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, requires the Company to provide pro forma information regarding net income and earnings per share for each period presented as if compensation cost for the Company’s stock options had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions; no dividend yield for all years; expected volatility from 132% to 135%; risk-free interest rate of 3%, and an expected life of 10 years.

In January 2005, the Company granted stock options to two Board members to purchase a total of 400,000 shares at an exercise price of $1.00 per share. Of the options to purchase 400,000 shares, options to purchase 100,000 shares are exercisable immediately and the balance vests over the following three years. All the options expire in January 2015.

In March 2005, the Company granted stock options to its President and Chief Executive Officer as part of his employment agreement. The Company issued stock options to purchase 400,000 shares at an exercise price of $1.00 per share. Of the options to purchase 400,000 shares, options to purchase 100,000 shares are exercisable immediately and the balance vests over the following three years. All the options expire in March 2015.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2005

(UNAUDITED)

Under the accounting provisions of SFAS No. 123, as amended by SFAS No. 148, the Company’s net loss and net loss per common share would have been as follows:

		For the Nine Months Ended September 30, 2005	For the Nine Months Ended September 30, 2004
Net loss	As Reported	$(4,739,232)	$(3,744,969)
	Pro Forma	$(6,641,882)	$(4,805,851)

Net loss per common	As Reported	$(0.28)	$(0.20)
share - basic and diluted	Pro Forma	$(0.35)	$(0.25)

(J) Reclassifications

Certain amounts from prior periods have been reclassified to conform to current period’s presentation.

NOTE 3	RELATED PARTY TRANSACTIONS

For the three months ended September 30, 2005 and 2004, and for the period from July 17, 2002 (inception) through September 30, 2005, the Company incurred consulting expenses of $45,000, $42,000 and $1,061,500, respectively, from stockholders of the Company.

For the nine months ended September 30, 2005 and 2004, the company incurred consulting expenses from stockholders of the Company of $135,000 and $274,500 respectively.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2005

(UNAUDITED)

NOTE 4	STOCK OPTIONS

A summary of the status of the Company’s option plans as of and for the nine months ended September 30, 2005 is presented below:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2004	1,800,000	$5.23
Granted	800,000	$1.00

Outstanding at September 30, 2005	2,600,000	$3.93

Options exercisable at September 30, 2005	1,550,000	$4.38

Weighted average fair value of options granted to employees during the period from July 17, 2002 (Inception) through September 30, 2005	$3.93

The following table summarizes information about the stock options outstanding at September 30, 2005:

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding at September 30, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2005	Weighted Average Exercise Price
$ 3.40	300,000	8.67	$ 3.40	300,000	$ 3.40
$ 3.96	200,000	8.50	$ 3.96	200,000	$ 3.96
$ 5.00	600,000	7.62	$ 5.00	600,000	$ 5.00
$ 7.00	400,000	8.08	$ 7.00	—	$ —
$ 8.00	200,000	8.08	$ 8.00	200,000	$ 8.00
$ 3.40	50,000	8.67	$ 3.40	50,000	$ 3.40
$ 0.63	50,000	9.08	$ 0.63	—	$ —
$ 1.00	400,000	9.25	$ 1.00	100,000	$ 1.00
$ 1.00	400,000	9.25	$ 1.00	100,000	$ 1.00

NOTE 5	CONSULTING AND MARKETING AGREEMENTS

On April 26, 2004, the Company entered into a 14 month agreement with a marketing company. The marketing company provides business advisory and various other investment and marketing services to the Company. The Company paid the marketing company $25,000 upon signing the agreement and pays a monthly fee of $5,000. In addition, the Company issued warrants for the purchase of 400,000 shares of common stock at exercise prices of $3.75 and $4.25 per share. The warrants are exercisable until April 26, 2007. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $170,052. The amount is amortized over the life of the

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2005

(UNAUDITED)

agreement resulting in consulting expense of $72,879 for the nine months ended September 30, 2005. There is no remaining unamortized balance as of September 30, 2005 relating to the warrant issuance.

On May 12, 2005, the Company entered into a 12 month agreement with a marketing company. The marketing company provides financial advisory and various other investment and marketing services to the Company. The Company pays a monthly fee of $5,000 for these services. Additionally the Company paid a success fee of $25,000 to the marketing company for its services in the signing of the licensing agreement with Sulfur Solutions, Inc.

On August 8, 2005, the Company entered into a six month agreement with a marketing company. The marketing company provides business advisory and various other investment and marketing services to the Company. The Company pays a monthly retainer fee of $7,000. In addition, the Company issued warrants for the purchase of 80,000 shares of common stock at an exercise price of $0.75 per share. The warrants are exercisable until August 7, 2006. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $46,723. For the three and nine months ended September 30, 2005, the Company recognized $11,681 in consulting expense. The remaining unamortized balance of $35,042 is presented in the condensed consolidated balance sheet as deferred consulting expense.

NOTE 6	PRIVATE PLACEMENT

On April 12, 2005, the Company entered into a Securities Purchase Agreement with certain accredited investors for the sale of 6% Series A convertible preferred stock. The Company issued 2,175 shares of its Series A convertible preferred stock for a purchase price of $2,175,000 ($1,957,500 net of commissions) and the Company may raise up to an additional $2.2 million upon the exercise of the short term warrants (as described below). The Series A preferred stock is initially convertible into approximately 3.1 million shares of the Company’s common stock at a conversion rate of $.70 per share and has a 6% annual dividend rate payable quarterly in arrears in cash or, in common stock if certain “Equity Conditions”, as defined, are met. Because the Company is likely not to meet specific performance criteria, it is likely that the exercise price will be reduced on January 1, 2006 to $.50 per share.

Each investor also received two warrants, a long-term warrant exercisable for a period of five years to acquire shares of common stock and a short-term warrant exercisable for a period of one year to acquire additional shares of Series A preferred stock and long term warrants. The long term warrants in the aggregate are exercisable for approximately 2.3 million shares of common stock at a price of $.875 per share. Because the Company is likely not to meet specific performance criteria, it is likely that the exercise price will be reduced on January 1, 2006 to $.50 per share. The short term warrants in the aggregate are exercisable for (i) the same number of shares of convertible preferred stock (the

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2005

(UNAUDITED)

“Short Term Warrant Preferred Stock”) as shares of Series A preferred stock were issued in the offering and (ii) long term warrants for a number of shares of common stock equal to 35% of the number of shares of common stock issuable upon conversion of the short term warrant preferred stock. The Short Term Warrant exercise price is $1,000 per share of Short Term Warrant Preferred Stock together with the accompanying long term warrants. The Short Term Warrant Preferred Stock has the same rights and preferences as the Series A preferred stock, except the conversion price of the Short Term Warrant Preferred Stock is initially $0.85 per share.

Among the purchasers in the offering were four members of the Company’s Board of Directors, who purchased units either directly or indirectly for purchase amounts of $25,000, $20,000, $20,000 and $20,000, each.

In April 2005, by a majority vote of the shareholders, the Board approved the increase of the number of authorized shares of common stock of the Company to 50 million shares.

Shares of the convertible preferred stock are mandatorily redeemable at the end of two years from date of issuance. There are also certain triggering events that are outside of the Company’s control that could cause an earlier redemption.

The Company accounted for the convertible preferred stock based on Staff Accounting Bulletin (“SAB”) Topic No. D-98, Classification and Measurement of Redeemable Securities and SEC Accounting Series Release No 268, Redeemable Preferred Stock. As such the convertible preferred stock is presented as mezzanine equity between the liabilities and equity sections in the accompanying condensed consolidated balance sheet at September 30, 2005.

The accounting for the long and short term warrants issued with the preferred stock was determined under the guidance of SFAS 133, FASB FSP No. 150-1, FASB FPS No 150-5 and Emerging Issues Task Force (“EITF”) No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock. Accordingly the warrants are treated as derivatives and classified as a liability. The long term warrants are recorded at a fair value, based on the Black-Scholes pricing model, and revalued each reporting period with the change in fair value recorded as other income/(expense). For the nine months ended September 30, 2005 the fair value adjustment resulted in a loss of $244,674. The short term warrants are recorded at fair value, as determined by an independent valuation services firm, and are revalued each reporting period with the change in fair value recorded as other income/(expense). For the nine months ended September 30, 2005 the fair value adjustment resulted in a loss of $256,820.

The beneficial conversion feature relating to the preferred stock, is also treated as an embedded derivative and is therefore classified as a current liability in accordance with SFAS 133. The conversion feature of the convertible preferred stock is recorded at fair

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2005

(UNAUDITED)

value, as determined by an independent valuation services firm, and revalued each reporting period with the change in fair value recorded as other income/(expense). For the nine months ended September 30, 2005 the fair value adjustment resulted in a loss of $128,258.

Since the long and short term warrants and the conversion feature were deemed to be embedded derivatives, the Company recorded the entire fair value of all the embedded derivatives at the transaction date as a liability. Since the total fair value of $3,708,185 exceeded the proceeds from the private placement, a $1 value was ascribed to the preferred stock, and the resulting difference between the value of the embedded derivatives and the proceeds from the private placement of $1,533,186 was recorded as private placement expense in the accompanying condensed consolidated statements of operations for the three and nine months ended September 30, 2005. Additionally the redemption value of the preferred stock of $2,175,000 is accreted to dividends over the redemption period of two years, which resulted in dividends of $271,875 and $498,438 for the three and nine months ended September 30, 2005, respectively.

The Company is required to make quarterly dividend payments of 6% on the $2,175,000 that it raised from the sale of 6% Series A convertible preferred stock. The initial dividend payment was due on June 1, 2005 and quarterly thereafter. The payment is payable in either cash or common stock based on certain conditions being met. Dividends on preferred stock for the three and nine months ended September 30, 2005 were $32,988 and $61,626 respectively. At September 30, 2005 the Company accrued dividends amounting to $10,875.

In connection with the private placement, the Company incurred cash commissions of $217,500 and issued 155,357 warrants to the investment banker. The warrants were valued using the Black-Scholes pricing model. The fair value of these warrants is reflected as private placement expense and recorded as additional paid-in capital in the condensed consolidated financial statements. The cash payment of $217,500 is also treated as private placement expense in the accompanying condensed consolidated statement of operations for the three and nine months ended September 30, 2005.

In July 2005, the Company issued 51,665 shares of common stock valued at $.34 per share in settlement of dividends payable as of June 1, 2005. In September 2005, the Company issued 58,188 shares of common stock valued at $.57 per share in settlement of dividends payable as of September 1, 2005.

NOTE 7	COMMITMENTS AND CONTINGENCIES

(A) Litigation

The Company is a defendant in a lawsuit whereby the plaintiff contends that it is entitled to a commission for allegedly procuring financing for a transaction. The Company filed

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2005

(UNAUDITED)

an Answer and Affirmative Defenses. The plaintiff seeks damages totaling $175,584, plus interest from December 31, 2002. The Company believes the suit is without merit and is vigorously defending its position. In the opinion of management, this suit will not have a material adverse effect on the Company’s consolidated financial position or results of operations. The Company does not believe a provision is necessary at September 30, 2005 for this matter.

The Company received a potential claim from two shareholders alleging that the Company failed to register their shares for re-sale in the Company’s registration statement, filed on Form S-1 under the Securities Act of 1933, as amended on November 12, 2003 and an amendment thereto on December 13, 2003. In addition, these shareholders have alleged that they were induced erroneously into surrendering shares of DDS Holdings, Inc. in connection with the reorganization into Black Diamond Industries, Inc. Although the Company believes that it has defenses to these alleged actions, the Company is attempting to reach an amicable settlement for these claims. There can be no assurance that these disputes will be favorably resolved, if at all, or that these claims will not have a material adverse effect on the Company. The Company does not believe a provision is necessary at September 30, 2005 for this matter.

The Company is a defendant in a lawsuit whereby a stockholder and former president of the Company contends that he is entitled to receive consulting fees under a consulting agreement. The Company suspended payments and terminated the consulting agreement due to non compliance by the plaintiff with the terms of the agreement. The Company has filed a counterclaim against the plaintiff for breach of contract and breach of fiduciary duty.

On October 19, 2005 the Company entered into a Marketing & License Agreement and a Mutual Release with Xethanol Corporation (“Xethanol”). The Agreement grants Xethanol a license with respect to the Company’s proprietary dry disaggregation technology to extract materials from agricultural commodities including corn and cellulosic biomass to be used as ethanol production feedstock in Xethanol’s ethanol production facilities. In addition, the Company has granted Xethanol an exclusive license, with certain exceptions, to market the Company’s dry disaggregation technology to the ethanol industry in the USA.

Pursuant to the agreement, the parties entered into a Mutual Release, pursuant to which each party discharged the other from all claims and liabilities related to a previous dispute between them and the parties have agreed to dismiss all pending litigation proceedings. As part of the settlement, the Company is obligated to make a payment of $50,000 and issue 200,000 restricted shares of its stock to Xethanol and Xethanol will release the DDS machine. The shares were valued at $176,000. The Company recorded $226,000 as a settlement amount in the accompanying condensed consolidated statement of operations for the period ended September 30, 2005.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2005

(UNAUDITED)

(B) Commitments

Currently there are components for three additional machines awaiting final assembly at a future time. The components are fully paid for and reflected in the Deposit account. Additional costs will be incurred if and when these machines are ordered by customers, assembled and shipped. While the final amount per machine is not determinable at this time, it is expected that the final payment, per machine, is likely in the range between $100,000 and $150,000. In August 2005, the Company signed an agreement with a US based manufacturing company, for the design, manufacture and supply of machines incorporating the patented dry disaggregation system technology.

(C) Lease Agreement

In August 2005, the Company entered into a lease agreement for office space for its Research and Development center located in Norcross, Georgia. The lease is for a period of three years beginning in November 2005. The monthly lease payment is $5,350. The Company also paid a lease deposit of $5,350 and recorded it as a deposit on the accompanying condensed consolidated balance sheet.

NOTE 8	OTHER AGREEMENTS

In February 2005, the Company entered into a five year agreement with a Canadian company whereby the Company granted a license to the Canadian company for the purpose of processing and extracting metals and other minerals from the waste, or tailings, of tar sand mining. If, during the evaluation phase, the machine operates within certain parameters, the Company will be paid a negotiated purchase price for each machine plus royalties.

On August 30, 2005 the Company entered into an agreement with a U.S. based equipment manufacturer to manufacture and supply the Company with machines embodying the DDS patented technology.

NOTE 9	SUBSEQUENT EVENTS

On October 19, 2005 the Company entered into a Marketing & License Agreement and amicably settled the outstanding litigation with Xethanol Corporation resulting in a Mutual Release discharging each party from all claims and liabilities. See Note 7 (A) above.

On October 12, 2005 the Company merged DDS Technologies USA, Inc., a Delaware corporation into the Company. As a result of the merger, each DDS Delaware shareholder at the time of the merger (other than the Company) received one share of the Company’s common stock for each share of DDS Delaware common stock which it held immediately prior to the merger.

In October 2005, pursuant to the terms of the exclusive license agreement entered into in February 2005, the Company shipped its first machine embodying its proprietary DDS Technology. Acceptance and payment of the machine will be in accordance with the terms of the previously disclosed agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of:

DDS Technologies U.S.A., Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of DDS Technologies U.S.A., Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from July 17, 2002 (inception) through December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DDS Technologies U.S.A., Inc. and Subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations, and their cash flows for the years then ended and for the period from July 17, 2002 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida

February 17, 2005, except for Note 15 which is as of April 14, 2005

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$442,762	$1,174,281
Inventory, net	220,536	—
Prepaid expenses	253,560	318,871

Total Current Assets	916,858	1,493,152

Fixed assets, net
Patent	4,935,000	4,700,000
Deposits on purchase of machinery	575,714	4,000,976
Other assets	—	7,977

Total Assets	$6,467,238	$10,226,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	358,474	238,831
Accrued professional fees	$77,009	$311,048

Total Current Liabilities	435,483	549,879

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $0001 par value, 25,000,000 shares authorized, 19,235,542 and 18,715,103 shares issued and outstanding, respectively	1,923	1,871
Additional paid-in capital	18,171,587	16,347,363
Deferred consulting expense	(72,879)	(1,356,533)
Note receivable – related party	—	(235,000)
Interest receivable – related party	—	(3,074)
Deficit accumulated during development stage	(12,068,876)	(5,078,124)

Total Stockholders’ Equity	6,031,755	9,676,503

Total Liabilities and Stockholders’ Equity	$6,467,238	$10,226,382

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003	For the Period From July 17, 2002 (Inception) Through December 31, 2004
Revenues	$—	$—	$—

Expenses
Professional fees	2,724,110	3,673,263	6,722,591
Salaries and related taxes	628,416	233,240	861,656
General and administrative	906,588	566,892	1,556,066
Research and development	135,108	—	135,108
Merger costs	—	200,000	200,000
Machinery impairment	2,602,775	—	2,602,775

Total Expenses	6,996,997	4,673,395	12,078,196

Other Income
Interest income	6,245	3,074	9,320

Total Other Income	6,245	3,074	9,320

Net Loss	$(6,990,752)	$(4,670,321)	$(12,068,876)

Net loss per share – basic and diluted	$(0.37)	$(0.26)

Weighted average number of shares outstanding – basic and diluted	19,030,597	17,817,664

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH DECEMBER 31, 2004

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Common stock issued for cash at inception	10,944,055	$1,095	$957,310	$—	$—	$—	$—	$—	$958,405
Common stock issued for license valued at $1.00 per share	3,500,000	350	3,499,650	—	—	—	—	—	3,500,000
Common stock issued for cash in December 2002 at $1.00 per share	100,000	10	99,990	—	—	—	—	—	100,000
Net loss, July 17, 2002 (inception) through December 31, 2002	—	—	—	—	—	—	—	(407,803)	(407,803)
Common stock issued for cash in January 2003 at $1.00 per share	200,000	20	199,980	—	—	—	—	—	200,00
Common stock issued for license in January 2003 at $1.00 per share	500,000	50	499,950	—	—	—	—	—	500,000
Note receivable - related party in February 2003	—	—	—	—	—	(235,000)	—	—	(235,000)
Interest receivable-related party	—	—	—	—	—	—	(3,074)	—	(3,074)
Common stock issued for cash in February, March and April 2003 at $1.00 per share	800,000	80	799,920	—	—	—	—	—	800,000
Recapitalization for merger in April 2003	429,000	43	(43)	—	—	—	—	—	—
Common stock issued for cash in May 2003 at $1.00 per share	100,000	10	99,990	—	—	—	—	—	100,000
Common stock subscribed at $1.00 per share	1,500,000	150	1,499,850	(1,500,000)	—	—	—	—	—
Collection of subscription receivable in July 2003	—	—	—	500,000	—	—	—	—	500,000
Warrants issued for consulting expense in April 2003	—	—	1,274,848	—	(1,274,848)	—	—	—	—

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH DECEMBER 31, 2004

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Common stock issued for cash in July and August 2003 at $3.50 per share, net	502,714	50	1,020,444	—	—	—	—	—	1,020,494
Warrants issued with the sale of common stock in July and August 2003	—	—	563,056	—	—	—	—	—	563,056
Common stock issued for services in August and September 2003	175,000	17	1,298,233	—	(1,298,250)	—	—	—	—
Common stock issued for settlement	60,000	6	464,994	—	—	—	—	—	465,000
Cancellation of subscription receivable	(1,000,000)	(100)	(999,900)	1,000,000	—	—	—	—	—
Common stock issued for cash in October 2003 at $6.00 per share, net	904,334	90	2,896,206	—	—	—	—	—	2,896,296
Warrants issued with the sale of common stock in October 2003	—	—	1,962,114	—	—	—	—	—	1,962,114
Warrants issued for consulting expense in December 2003	—	—	29,761	—	(29,761)	—	—	—	—
Options issued for consulting services in August and November 2003	—	—	181,010	—	(181,010)	—	—	—	—
Amortization of deferred consulting expenses in 2003	—	—	—	—	1,427,336	—	—	—	1,427,336
Net loss, year ended December 31, 2003	—	—	—	—	—	—	—	(4,670,321)	(4,670,321)

BALANCE, December 31, 2003	18,715,103	1,871	16,347,363	—	(1,356,533)	(235,000)	(3,074)	(5,078,124)	9,676,503
Common stock issued for accrued professional fees in February 2004 at $7.45 per share	10,000	1	74,499	—	—	—	—	—	74,500
Common stock issued for services in February 2004 at $4.30 per share	10,000	1	42,999	—	(43,000)	—	—	—	—

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH DECEMBER 31, 2004

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Warrants issued for consulting expense in February 2004	—	—	42,454	—	(42,454)	—	—	—	—
Warrants issued for consulting expense in April 2004	—	—	170,052	—	(170,052)	—	—	—	—
Common Stock issued for services in May 2004 at $2.55 per share	10,000	1	25,499	—	(25,500)	—	—	—	—
Warrants issued for consulting expense in May 2004	—	—	12,165	—	(12,165)	—	—	—	—
Common stock issued for cash in May 2004 at $3.30 per share, net	490,439	49	741,680	—	—	—	—	—	741,729
Warrants issued with the sale of common stock in May 2004	—	—	714,876	—	—	—	—	—	714,876
Amortization of deferred consulting expenses in 2004	—	—	—		1,576,825	—	—	—	1,576,825
Interest receivable related party in 2004	—	—	—	—	—	—	(1,844)	—	(1,844)
Forgiveness of note and interest receivable in July 2004	—	—	—	—	—	235,000	4,918	—	239,918
Net loss, year ended December 31, 2004	—	—	—	—	—	—	—	(6,990,752)	(6,990,752)

BALANCE, December 31, 2004	19,235,542	$1,923	$18,171,587	$—	$(72,879)	$—	$—	$(12,068,876)	$6,031,755

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGY USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003	For the Period From July 17, 2002 (Inception) Through December 31, 2004
Cash Flows from Operating Activities:

Net loss	$(6,990,752)	$(4,670,321)	$(12,068,876)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	5,777	3,447	9,793
Machinery and deposits impairment	2,602,775	—	2,602,775
Amortization of deferred consulting expense	1,576,825	1,427,336	3,004,161
Settlement on legal payable	(350,000)	—	(350,000)
Forgiveness of interest receivable	3,074	—	3,074
Common stock issued for services	—	465,000	465,000
Other non-cash expenses	—	4,112	—
Changes in operating assets and liabilities:
Prepaid expenses	65,310	(313,894)	(253,560)
Other assets	7,977	(7,977)	—
Accrued professional fees	190,461	311,048	501,509
Accounts payable and accrued expenses	119,643	238,831	358,474

Net Cash Used in Operating Activities	(2,768,910)	(2,542,418)	(5,727,650)

Cash Flows from Investing Activities:
Deposit on purchase of machinery	(11,000)	(4,000,000)	(4,011,976)
Refund of deposit on purchase of machinery	741,000	—	741,000
Purchases of fixed assets	(149,214)	(11,317)	(177,508)
Acquisition of license/Patent	—	(200,000)	(700,000)
Note receivable and accrued interest – related party	—	(238,074)	(238,074)

Net Cash Provided by (Used In) Investing Activities	580,786	(4,450,367)	(4,386,558)

Cash Flows from Financing Activities:
Sales of common stock and warrants	1,456,605	8,041,961	10,556,970

Net Cash Provided by Financing Activities	1,456,605	8,041,961	10,556,970

Net Increase (Decrease) in Cash	(731,519)	1,049,176	442,762

Cash and Cash Equivalents – Beginning of Period	1,174,281	125,105	—

Cash and Cash Equivalents – End of Period	$442,762	$1,174,281	$442,762

Non Cash Investing and Financing Activities:

Common stock issued for license valued at $1.00 per share	$—	$500,000	$4,000,000

Warrants issued for deferred consulting services	$—	$1,284,848	$1,509,519

Common stock issued for deferred consulting expenses	$—	$1,308,250	$1,308,250

Common stock issued for accrued consulting expenses	$74,500	$—	$74,500

Options issued for deferred consulting services	$—	$99,636	$99,636

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGY USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003	For the Period From July 17, 2002 (Inception) Through December 31, 2004
Common stock issued to consultant to settle contract dispute	$—	$60,000	$60,000

Deposits transferred into fixed assets and inventory	$1,307,087	$—	$1,307,087

Forgiveness and reclassification of note receivable to acquisition of patent	$235,000	$—	$235,000

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

NOTE 1	BACKGROUND AND BASIS OF PRESENTATION

DDS Technologies USA, Inc. and subsidiary (the ”Company”) is a development stage company with no revenues since its inception on July 17, 2002. The Company has obtained the patent rights on a world wide basis for a dry disaggregation and micronization system that converts certain waste into value added products for further processing or resale.

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s product development will be successfully completed or that it will be a commercial success. The Company’s ability to execute its business plan will depend on its ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained. Nor can the Company give any assurance that it will generate substantial revenues or that its business operations will prove to be profitable.

On November 14, 2002, Black Diamond Industries, Inc., (“Black Diamond”) a public Florida corporation, conducting no business other than to seek a suitable acquisition partner, acquired all of the outstanding shares of common stock of DDS Holdings, Inc., a Nevada company pursuant to a securities exchange agreement dated October 27, 2002. Under the terms of the securities exchange agreement, the stockholders of DDS Holdings, Inc. agreed to transfer all of the issued and outstanding shares of common stock in exchange for an aggregate of 12,915,525 shares of common stock, or approximately 93% of Black Diamond. Immediately prior to, and in conjunction with the transaction, the sole director and officer and majority shareholder of Black Diamond returned 13,564,350 shares of common stock to treasury.

In December 2002, the Company changed its name to DDS Technologies USA, Inc. and reincorporated in the state of Delaware.

Under a share exchange agreement entered into on April 4, 2003, Fishtheworld Holdings, Inc. (“Fishtheworld”) a public Florida corporation conducting no business other than to seek a suitable acquisition partner, acquired 88.5% of DDS Technologies USA, Inc. in exchange for 15,367,255 shares of common stock or approximately 97% of the then issued and outstanding shares of Fishtheworld. DDS Technologies USA, Inc. also paid a cash consideration of $200,000 to the shareholders of Fishtheworld, which has been accounted for as merger costs in the December 31, 2003 statement of operations. Immediately prior to the share exchange, the majority shareholder of Fishtheworld returned 8,571,000 shares to treasury and resigned as the sole director and officer of Fishtheworld. The members of the Board of Directors of the Company became members of the Board of Directors of Fishtheworld. DDS Technologies USA, Inc. adopted the December 31st year-end of Fishtheworld. In May 2003, Fishtheworld changed its name to DDS Technologies, USA, Inc. and reincorporated in the state of Nevada. As a result of the reincorporation, the Company’s par value for its preferred and common stock changed to $.0001 per share.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

Generally accepted accounting principles in the United States of America require that a company whose stockholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. Since Black Diamond and Fishtheworld were public shells and DDS Technologies USA, Inc., is a development stage company with no revenues, the transactions were treated as recapitalizations of the Company.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Principles Of Consolidation

The accompanying consolidated financial statements include the accounts of DDS Technologies USA, Inc. and its wholly owned subsidiary. All material intracompany accounts and transactions have been eliminated.

(B) Fair Value Of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued expenses at December 2004, approximate their fair value because of their relatively short-term nature.

(C) Cash And Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D) Inventory

Inventory at December 31, 2004 consists of a dry disaggregation machine located in Marietta, Georgia. In connection with the machine the Company reclassified $651,972 from deposit on purchase of machinery to inventory, plus capitalized a final payment of $74,208 to the manufacturer, $30,660 of shipping costs and $15,007 of installation costs. The value of the machine was written down as a result of impairment charges taken for the year ended December 31, 2004 (See Note 14).

(E) Fixed Assets

Machinery and office and computer equipment are recorded at cost and are depreciated using the straight-line method over their estimated life of five years. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations in the periods incurred. When depreciable assets are retired or sold, the cost and related allowances for depreciation are removed from the accounts and the gain or loss is recognized.

(F) Patent

The patent is recorded at its acquisition cost as described in Note 5. The acquisition cost represents the cost of the license transferred to the patent of $4,700,000 and the forgiveness of

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

the note receivable with the former owners of $235,000. Also see Note 3. The patent has a 20-year life, which expires in May 2022, and will be amortized over the expiration term when the Company commences operations which generate revenues.

(G) Research And Development

Research and development, consists of $135,108 in consulting fees incurred on the development of the technology, are expensed as incurred (See Note 4).

(H) Use Of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(I) Impairment Of Long-lived Assets

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This pronouncement superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of and was required to be adopted on January 1, 2002. SFAS No. 144 retained the fundamental provisions of SFAS No. 121 as it related to assets to be held and used and assets to be sold. SFAS No. 144 requires impairment losses to be recorded on assets to be held and used by the Company when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. When an impairment loss is required for assets to be held and used by the Company, the related assets are adjusted to their estimated fair value. Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than a forced or liquidation sale.

The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of current market yields as well as future events and conditions. Such future events and conditions include economic and market conditions, as well as availability of suitable financing to fund acquisition and development activities. The realization of the Company’s revenue producing assets is dependent upon future uncertain events and conditions, and accordingly, the actual timing and amounts realized by the Company may be materially different from their estimated value.

During the fourth quarter of 2004, the Company’s management determined that there was impairment of the carrying amount of its machinery and related deposits, and accordingly recorded an impairment charge for the year ended December 31, 2004 (See Notes 2(D), 4, 6 and 14).

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

(J) Loss Per Common Share

Net loss per common share (basic and diluted) is based on the net loss divided by the weighted average number of common shares outstanding during each period. Common stock equivalents were not included in the calculation of diluted loss per share as their effect would be anti-dilutive.

(K) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(L) Stock-based Compensation

The Company accounts for its stock-based employee compensation plans using the intrinsic value based method, under which compensation cost is measured as the excess of the stock’s market price at the grant date over the amount an employee must pay to acquire the stock. Stock options and warrants issued to non-employees are accounted for using the fair value based method, under which the expense is measured as the fair value of the security at the date of grant based on the Black-Scholes pricing model.

SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, requires the Company to provide pro forma information regarding net income and earnings per share for each period presented as if compensation cost for the Company’s stock options had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions; no dividend yield for all years; expected volatility of 74%; risk-free interest rate of 3%, and an expected life from 5 to 10 years.

Under the accounting provisions of SFAS No. 123, as amended by SFAS No. 148, the Company’s net loss and net loss per common share would have been as follows:

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Net loss
As Reported	$6,990,752	$4,670,321
Pro Forma	$8,818,775	$5,776,232
Net loss per common share – basic and diluted
As Reported	$(.37)	$(.26)
Pro Forma	$(.46)	$(.32)

(M) Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment”. SFAS No. 123 (R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers. Accordingly, the Company will adopt SFAS No. 123 (R) in its quarter ending March 31, 2006. The Company is currently evaluating the provisions of SFAS No. 123 (R) and has not yet determined the impact, if any, that SFAS No. 123 (R) will have on its financial statement presentation or disclosures.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs”. SFAS No. 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing”, to classify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, SFAS No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 will be effective for the Company beginning in 2005.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-Monetary Assets, an Amendment of Accounting Principles Board (“APB”) No. 29”. This statement amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions”.

Earlier guidance had been based on the principle that exchanges of non-monetary assets should be based on fair value of the assets exchanged and APB No. 29 included certain exceptions to this principle. However, FASB 153 eliminated the specific exceptions for non-monetary exchanges with a general exception rule for all exchanges of non-monetary assets that do not have commercial and economic substance. A non-monetary exchange has commercial substance only if the future cash flows of the entity is expected to change significantly as a result of the exchange. This statement is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

(N) Concentrations

The Company maintains the majority of its cash balances in a financial institution located in Boca Raton, Florida. The balance in the institution is insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2004, the Company’s uninsured cash amounted to $395,692.

The Company utilized one manufacturer to manufacture and assemble its machinery. The Company is currently exploring other potential manufacturers in North America.

(O) Reclassifications

Certain amounts from prior year have been reclassified to conform to current year presentation.

NOTE 3	RELATED PARTY TRANSACTIONS

In February 2003 the Company entered into a $235,000 short-term loan agreement with DDS Technologies LTD, a United Kingdom corporation. DDS Technologies LTD is an approximate 21% stockholder of the Company. The loan was for a maximum period of ninety days to be repaid with interest at a rate of 1.57% per annum. In the event that DDS Technologies LTD failed to repay the full amount due within 120 days, the Company had the right to demand issuance of shares of DDS Technologies LTD amounting to ten percent of their issued and outstanding shares. The Company has not demanded payment on the note nor have they demanded the issuance of shares of common stock of DDS Technologies LTD. Pursuant to the terms of a Memorandum of Understanding, dated July 31, 2004 see Note 5, the loan was forgiven and reclassified to the acquisition cost of the patent.

For the year ended December 31, 2004 and 2003, and for the period from July 17, 2002 (inception) through December 31, 2004, the Company incurred consulting expenses from stockholders of the Company of $322,500, $537,000, and $926,500 respectively.

In connection with the consulting services aforementioned, in April 2004, the Company entered into a consulting agreement with a stockholder and former president of the Company.

Pursuant to the terms of this agreement, the Company would pay him a monthly fee of $15,000 for a period of three years. In July 2004, the Company terminated this agreement and it is now the subject of litigation. see Note 11 (C).

In connection with the consulting services aforementioned, in March 2004, the Company entered into a revised consulting agreement with one of its stockholders whereby the Company pays a monthly fee of $15,000 per month for a period of seven years. This replaced a previous consulting agreement, dated October 1, 2002, that required the Company to pay the consultant $30,000 per month for a period of five years.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

NOTE 4	FIXED ASSETS

In May 2004, the Company installed its first commercial dry disaggregation machine in a production plant of an Iowa ethanol producer which the Company entered into a pre-formation agreement with in August 2003. In connection with the installation, the Company reclassified $651,972 from deposit on purchase of machinery to fixed assets, in addition to capitalizing $31,496 of shipping costs. The machine is currently the subject of litigation. See Note 11 (C). As the result of this ongoing litigation, the Company has not been able to visually inspect the machine or gain access to it. Accordingly, the Company has decided to adjust the book value of the machine to scrap value of $20,000. The amount is included in fixed assets. Also see Note 14.

As of December 31, 2004 and 2003 fixed assets consist of:

	2004	2003
Machinery/Equipment, net of impairment charge	$20,000	$—
Computer equipment	23,311	23,311
Office equipment	6,148	4,982

	49,459	28,293

Less accumulated depreciation	(9,793)	(4,016)

Fixed Assets, Net	$39,666	$24,277

Depreciation expense for the years ended December 31, 2004 and 2003 and for the period from July 17, 2002 (inception) through December 31, 2004 amounted to $5,777, $3,447 and $9,793, respectively.

NOTE 5	PATENT FOR DRY DISAGGREGATION TECHNOLOGY

On August 29, 2002, the Company (the licensee) entered into an exclusive license agreement with DDS Technologies LTD. The initial license agreement, which expires on May 28, 2022, provides for the exclusive North, South, Central American and Caribbean (excluding Cuba) rights to the pending patent, #02425336.1, which was filed with the European patent office on May 28, 2002. The patent relates to the Longitudinal Micrometric Separator for Classifying Solid Particulate Materials. The terms of the agreement required the Company to pay at the time of signing $500,000 and 3,500,000 shares of the common stock of the Company, which were paid during 2002.

For the year ended December 31, 2003, the Company paid an additional $200,000 and issued an additional 500,000 shares of common stock valued at $1.00 per share to DDS Technologies LTD. for an extension of the license to include Africa, subject to certain exceptions. The 4,000,000 shares of common stock owned by DDS Technologies LTD represents approximately a 22% ownership in the Company. During 2003, DDS Technologies LTD transferred its rights and obligations relating to the note receivable, license agreement and common stock ownership to High Speed Fragmentation B.V. (“HSF”) (See Note 3).

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

In accordance with the agreement, the Company was required to pay the licensor: (1) 49% of the net profits derived from the sale of products embodying the technology, (2) 24% of the net profits derived from the licensing and rental of products embodying the technology, and (3) 49% of the net profits derived from the sale of materials that are produced by machines embodying the technology and subsequently sold for use in producing certain value added products. Additionally, the Company is required to pay 2% of the net profits derived in (1) through (3) above to a charity designated by the licensor.

The Company previously entered into a Memorandum of Understanding, dated July 31, 2004, with Umberto Manola (“Manola”), Haras Engineering Corp. (“HEC”), High Speed Fragmentation B.V. (“HSF”), and Intel Trust S.A. (“Intel”) and an Amended and Restated Memorandum of Understanding, dated as of July 31, 2004 with HEC, HSF, Intel, Giancarlo Lo Fiego (“Lo Fiego”) and Adriano Zapparoli (“Zapparoli”).

Pursuant to terms of the Memorandum of Understanding, dated July 31, 2004, the Company, whose original license to the dry disaggregation technology was previously restricted to North, South and Central America, the Caribbean (excluding Cuba) and Africa, has acquired the patents underlying the dry disaggregation technology. Following the assignment to the Company of the patents, the Company filed the assignments with the United States Patent and trademark Office. The Company also plans to file the assignments in the corresponding offices in the foreign jurisdictions where the patents have been applied for or obtained.

Pursuant to the original licensing agreement dated August 2002, and amendment dated January 2003, the Company paid a total of $4,700,000 in cash and stock for the licensing rights to the technology. As part of the Memorandum of Understanding dated July 31, 2004, the Company forgave a note receivable from the licensor in the amount of $235,000 and applied it towards the acquisition cost of the patent. Additionally, as part of the above mentioned MOU, the Company received a refund of approximately $741,000 of payments it had made towards the deposits for the purchase of five machines embodied with the DDS technology.

NOTE 6	DEPOSITS ON PURCHASE OF MACHINERY

Pursuant to the Sale and Purchase Agreement with HSF, to purchase disaggregation machines, which embodies the dry disaggregation technology discussed in Note 5, the Company advanced a non-refundable deposit of $4,000,976 towards the purchase, delivery and installation of five initial units on order.

Pursuant to the terms of a Memorandum of Understanding (See Note 13), the Company received a refund of approximately $741,000 on the advances made which was applied to the deposits on purchase of machinery.

Two machines were delivered in 2004 and the Company reclassified $1,303,944 to fixed assets and inventory (See Notes 2(D) and 4). Subsequently, pursuant to the MOU settlement above, the Company recorded an impairment charge for the deposits on the purchase of machinery of $1,573,889. This charge reflects the current fair value of the machines. See Note 14.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

NOTE 7	INCOME TAXES

No provision for Federal and state income taxes has been recorded as the Company has start up costs and net operating loss carryforwards of approximately $12,000,000 to offset any future taxable income. Such carryforwards begin to expire in 2022. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses and capital losses carried forward may be impaired or limited in certain circumstances. Events, which may cause limitations in the amount of net operating losses that the Company may utilize in any one year, include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

The deferred tax asset as of December 31, 2004, consisting primarily of the tax effect of net operating loss carryforwards amounted to approximately $4,080,000. The Company has provided a full valuation allowance on the deferred tax asset as of December 31, 2004 to reduce such deferred tax assets to zero, as it is management’s belief that realization of such amounts is not considered more likely than not.

NOTE 8	STOCK OPTIONS

The Company has established a Stock Option Plan (the “Plan”) to attract, retain and motivate key employees, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. Options granted under the Plan may include non-qualified stock options as well as incentive stock option intended to qualify under Section 422A of the Internal Revenue Code. The aggregate number of shares that may be issued under the Plan or exercise of options must not exceed three million shares. Each stock option agreement specifies when all or any installment of the option becomes exercisable.

In May and October 2003, the Company granted stock options to two executive employees. The Company applies Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for option granted to employees. Under APB Opinion 25, if the exercise price of the Company’s employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation cost is recognized. For the option granted in May 2003, the exercise price of each option equaled the market price of the Company’s stock on the date of grant and an option expires in 10 years. For the option granted in October 2003, the exercise price of each option granted equaled the market price of the Company’s stock on the date of grant and the options are fully vested three years from the date of grant.

In October 2003, the Company also granted stock options to the members of its Board of Directors. Each member was issued as compensation for their services, a stock option to purchase 50,000 shares at an exercise price of $8.00 per share exercisable one year from grant date and expiring in October 2014.

In March 2004, the Company also granted stock options to the members of its Board of Directors. Each member was issued a stock option to purchase 50,000 shares at an exercise price of $3.96 per share exercisable one year from grant date and expiring in March 2015.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

In May 2004, the Company granted a one time stock option to the outside members of its Board of Directors. Each member was issued a stock option to purchase 100,000 shares at an exercise price of $3.40 per share exercisable one year from grant date and expiring in May 2015.

In May 2004 and October 2004, the Company granted stock options to two new Board members. In May 2004, the Company issued stock options to purchase 50,000 shares at an exercise price of $3.40 per share exercisable one year from grant date and expiring in May 2015. In October 2004, the Company issued stock options to purchase 50,000 shares at an exercise price of $0.63 per share exercisable one year from grant date and expiring in October 2015.

A summary of the status of the Company’s option plans as of December 31, 2004 and the changes during the year ending on that date is presented below:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2002	—	—
Granted	1,350,000	$6.37

Outstanding at December 31, 2003	1,350,000	$6.37
Granted	650,000	$3.40
Forfeited	(200,000)	$6.99

Outstanding at December 31, 2004	1,800,000	$5.23

Options exercisable at December 31, 2004	600,000

Weighted average fair value of options granted to employees during the period from July 17, 2002 (Inception) through December 31, 2004	$3.49

The following table summarizes information about the stock options outstanding at December 31, 2004:

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2004	Weighted Average Exercise Price
$ 3.40	300,000	10.50	$ 3.40	—	$ 3.40
$ 3.96	200,000	10.25	$ 3.96	—	$ 3.96
$ 5.00	600,000	8.33	$ 5.00	600,000	$ 5.00
$ 7.00	400,000	2.83	$ 7.00	—	$ 7.00
$ 8.00	200,000	8.83	$ 8.00	—	$ 8.00
$ 3.40	50,000	9.50	$ 3.40	—	$ 3.40
$ 0.63	50,000	9.75	$ 0.63	—	$ 0.63

NOTE 9	SALES OF COMMON STOCK

(A)	In April and June 2003, the Company signed various subscription agreements for the sale of 1,500,000 shares of common stock at $1.00 per share aggregating $1,500,000. On July 23,2003,

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

the Company collected $500,000 in connection with the subscriptions receivable. In October 2003, the Company cancelled the remaining subscription agreement due to non-payment and it subsequently cancelled the related shares.

(B)	In July and August 2003, the Company entered into stock purchase agreements with several accredited investors for additional equity capital. The Company raised a total of $1,759,500 ($1,583,550 net of commissions). The agreements provide for the purchase of the Company’s common stock at $3.50 per share plus warrants equal to one-half of the number of shares purchased. The warrants are exercisable at any time for a period of 3 years at an exercise price of $7.00 per share. The total shares issued were 502,714 and warrants for another 251,357 shares. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $563,056. The net proceeds of $1,583,550 were allocated between the fair value of the warrants issued with the common stock ($563,056) and the common stock ($1,020,494). The Company granted registration rights to the investors and incurred penalties for late registration (See Note 11(B)).

(C)	On October 17, 2003 the Company entered into stock purchase agreements with several accredited investors for the sale of common stock. The Company sold 904,334 shares and raised a total of $5,426,004 ($4,858,410 net of commissions). The agreement provides for the purchase of Company shares at $6.00 per share plus warrants equal to one-half of the number of shares purchased. The warrants are exercisable at any time for a period of three years at a strike price of $8.00 per share. The total shares issued were 904,334 and warrants for another 452,167 shares. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $1,962,114. The net proceeds of $4,858,410 were allocated between the fair value of the warrants issued with the common stock ($1,962,114) and the common stock ($2,896,206).

(D)	In May 2004, the Company entered into stock purchase agreements with several accredited investors for the sale of common stock. The Company sold 490,439 shares and warrants for $1,618,450 ($1,456,605 net of commissions). The agreements provide for the purchase of shares at $3.30 per share plus warrants for an equal number of shares purchased. The warrants are exercisable at any time for a period of three years at an exercise price of $3.75 per share. The 490,439 warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $714,876. The net proceeds of $1,456,605 were allocated between the fair value of the warrants issued with the common stock ($714,876) and the common stock ($741,729).

NOTE 10	CONSULTING AND MARKETING AGREEMENTS

(A)

On April 23, 2003, the Company entered into a one-year agreement with a consulting company for investment banking and other related services. Pursuant to this agreement, the Company issued to the consulting company a stock purchase warrant exercisable for a period of five years to acquire 500,000 shares of the Company’s common stock at an exercise price of $6.50 per share. The warrant was valued using the Black-Scholes pricing model and resulted in a fair value of $1,274,848. The amount is being amortized

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

over the life of the agreement resulting in consulting expense of $424,949 and $849,899 for the years ended December 31, 2004 and December 31, 2003, respectively. There is no remaining unamortized balance as of December 31, 2004 relating to the warrants. The agreement also provides that when the consulting company serves as a placement agent for the issuance and sale of securities, the Company will pay 10% of the money raised and also issue warrants to purchase common stock equal to 5% of the number of shares of common stock sold. The exercise price of the warrants will be the same price that the investors purchased the common stock for. In connection with the stock sold in the year ended December 31, 2003, the Company paid a $743,550 in commissions to the consulting company and issued stock purchase warrants in July and October of 2003 exercisable for three years to acquire 25,000 and 36,000 shares, respectively of the Company’s common stock at an exercise price of $7.00 and $8.00 per share, respectively. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $56,002 and $142,585, respectively. The value of the warrants is included in additional paid-in capital.

(B)	On August 14, 2003, the Company entered into a one-year agreement with a marketing company. As part of the agreement, the marketing company provides business advisory and various other investment and marketing services. For these services, the Company pays $5,000 monthly. In addition, the Company is required to issue 10,000 shares of restricted common stock per quarter. The first 10,000 shares were issued upon signing the agreement and 10,000 shares were issued in December 31, 2003, February 2004 and in May 2004. Based on the closing market price of the Company’s common stock on the contractual dates of the agreement, $68,500 and $126,500 was expensed to consulting fees for the years ended December 31, 2004 and December 31, 2003 respectively. There is no remaining unamortized balance as of December 31, 2004 relating to the issuances of the common stock. Additionally, 10,000 shares of common stock due to this marketing company valued at $74,500 were accrued for in 2003 and issued in 2004, resulting in an increase to stockholders equity in 2004. The Company further agreed to issue 35,000 stock options per quarter with a strike price of $8.00 per share, expiring 3 years from the date of grant. The Company issued all 105,000 stock options under the agreement in 2003. The Company estimated the fair value of the stock options at the grant dates by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all years; expected volatility of 83%; risk-free interest rate of 3% and an expected life of 3 years, resulting in a fair value of $235,629. The amount is being amortized over the life of the agreement resulting in consulting expense of $112,806 and $122,823 for the year ended in December 31, 2004 and December 31, 2003 respectively. There is no remaining unamortized balance as of December 31, 2004 relating to the stock option issuances.

(C)

On August 15, 2003 the Company entered into a six-month agreement with an investment consulting company. As part of the agreement, this consulting company will disseminate information about the Company to its investors, brokerage firms and others in the financial community. As compensation for these services, the Company paid cash

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

consideration of $10,000 upon signing and will pay $5,000 per month thereafter. In addition the Company has issued 15,000 restricted shares of the Company’s common stock. Based on the closing market price of the Company’s common stock on date of agreement, the Company has recognized $19,320 and $57,931 in consulting fee expense for the years ended December 31, 2004 and December 31, 2003 respectively. There is no remaining unamortized balance as of December 31, 2004 relating to the cash and stock-based compensation.

(D)	On September 12, 2003 the Company entered into a one-year agreement with a financial consulting firm. As part of the agreement, the consulting firm will provide analytical review of the Company’s financial information and will assist the Company as its financial advisor and investment banker. As compensation for these services, the Company has issued 100,000 restricted shares of common stock. Based on the closing market price of the Company’s common stock on the date of the agreement, the Company has recognized $548,275 and $225,725 in consulting fee expense for the years ended December 31, 2004 and December 31, 2003 respectively. There is no remaining unamortized balance as of December 31, 2004 relating to the common stock issuances.

(E)	On September 19, 2003 the Company entered into a one-year agreement with an individual. As part of the agreement, the individual will provide a list of names of potential investors as well as provide other services for the Company. As compensation for these services the Company has issued 50,000 shares of restricted common stock. Based on the closing market price of the Company’s common stock on the date of the agreement, the Company has recognized $279,826 and $115,174 in consulting fee expense for the years ended December 31, 2004 and December 31, 2003 respectively. There is no remaining unamortized balance as of December 31, 2004 relating to the common stock issuances.

(F)	On December 8, 2003 the Company entered into an eight-month agreement with a marketing company. As part of the agreement, the marketing company will be responsible to provide business advisory and various other investment and marketing services. For these services, the Company is paying monthly cash consideration of $5,000. In addition, the Company is contractually committed to issue warrants for the purchase of 10,000 shares of common stock at an exercise price of $9.00 per share. The warrants are exercisable until December 7, 2005. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $29,761. The amount is amortized over the life of the agreement resulting in consulting expense of $26,041 and $3,720 for the years ended December 31, 2004 and December 31, 2003 respectively. There is no remaining unamortized balance as of December 31, 2004 relating to the warrants.

(G)

On April 26, 2004, the Company entered into a 14 month agreement with a marketing company. The marketing company provides business advisory and various other investment and marketing services to the Company. The Company paid the marketing company $25,000 upon signing the agreement and pays a monthly fee of $5,000. In

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

addition, the Company issued warrants for the purchase of 400,000 shares of common stock at exercise prices of $3.75 and $4.25 per share. The warrants are exercisable until April 26, 2007. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $170,052. The amount is amortized over the life of the agreement resulting in consulting expense of $97,173 for the year ended December 31, 2004. The remaining unamortized balance of $72,879 is presented in the consolidated balance sheet as deferred consulting expense.

NOTE 11	COMMITMENT AND CONTINGENCIES

(A) Lease Commitment

The Company leases its office space under a non-cancelable operating lease agreement for a five-year term ending in December 2007. Minimum future lease payments for the next three years are as follows:

Years Ending December 31,
2005	55,788
2006	57,408
2007	14,760

$127,956

Rent expense for the years ended December 31, 2004 and 2003 amounted to $65,018 and $44,027, respectively.

(B) Contingencies

The Company granted registration rights to certain investors in the July 2, 2003 private placement of securities (See Note 9(B)). Under those rights, if the Company did not file a registration statement within 45 days of closing, the Company owes the investors an aggregate of approximately $13,000 per month in penalties. The Company began incurring those penalties on August 16, 2003. The registration statement was filed on November 12, 2003. The Company has accrued $37,611 of penalties for the year ended December 31, 2003, which are included in accrued expenses at December 31, 2004 and 2003.

(C) Litigation

The Company is a defendant in a lawsuit whereby the plaintiff contends that it is entitled to a commission for allegedly procuring financing for a transaction. The Company filed an Answer and Affirmative Defenses. The plaintiff seeks damages totaling $175,584, plus interest from December 31, 2002. The Company believes the suit is without merit and is vigorously defending its position. In the opinion of management, this suit will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

The Company received a potential claim from two shareholders alleging that the Company failed to register their shares for re-sale in the Company’s last registration statement, filed on Form S-1 under the Securities Act of 1933, as amended on November 12, 2003 and an amendment thereto on December 13, 2003. In addition, these shareholders have alleged that they were induced erroneously into surrendering shares of DDS Holdings, Inc. in connection with the reorganization into Black Diamond Industries, Inc. Although the Company believes that it has defenses to these alleged actions, the Company is attempting to reach an amicable settlement for these claims. There can be no assurance that these disputes will be favorably resolved, if at all, or that these claims will not have a material adverse effect on the Company. The Company does not believe a provision is necessary at December 31, 2004 for this matter.

The Company is a defendant in a lawsuit whereby a stockholder and former president of the Company contends that it is entitled to receive consulting fees under a consulting agreement (See Note 3). The Company suspended payments and terminated the consulting agreement due to non compliance by the plaintiff with the terms of the agreement. The Company has filed a counterclaim against the plaintiff for breach of contract and breach of fiduciary duty.

On August 1, 2003, the Company entered into a nonbinding Pre-Formation Agreement with Xethanol Corporation (“Xethanol”), a company involved in the biomass waste-to-ethanol industry. In May 2004 the Company delivered one of its dry disaggregation machines to Xethanol’s plant in Iowa, for testing. The Company subsequently delivered to Xethanol a notice of termination with respect to the nonbinding Pre-Formation Agreement and demanded a return of its machine. Xethanol refused to return the machine. On October 22, 2004, the Company filed a Verified Complaint for injunctive relief. Amongst various requests, the Complaint requested the return of the machine to the Company. Xethanol filed a petition for arbitration with the American Arbitration Association (the “AAA”) in late October 2004. The petition seeks money damages for breach of contract, tortuous interference with a contract, fraud, and declaratory judgment. The Company believes that the petition for arbitration is groundless. On November 3, 2004, the Company filed a response opposing Xethanol’s arbitration petition. In December 2004 the Company filed an amended Verified Complaint for injunctive relief. Arbitration hearing has been set to commence in the end of June 2005.

(D) Commitments

The Company has a commitment to make a final payment for each remaining machine for which it will take delivery. While the final amount per machine is not determinable at this time, it is expected that the final payment, per machine, may range between $125,000 and $200,000. Currently there are three additional machines that are due to be delivered at a future time to be determined by the Company.

NOTE 12	SETTLEMENT AGREEMENTS

In October 2003, the Company settled a contract dispute with a consultant by issuing 60,000 shares of common stock. The settlement value was $465,000 and was determined based on the closing price of the Company’s common stock on the settlement date. The amount is included in professional fees in the accompanying consolidated statements of operations for the year ended December 31, 2003.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

In September 2004, the Company entered into a Settlement Agreement and Agreement of Mutual Release with it’s prior legal counsel. Pursuant to the agreement, the Company was no longer obligated for the payment of approximately $350,000 previously recorded by the Company. The amount was recorded as a reduction of professional expenses in the accompanying statement of operations for the year ended December 31, 2004.

NOTE 13	OTHER AGREEMENTS

On January 9, 2004, the Company entered into a Memorandum of Understanding (“MOU”) with a large Colombian sugar producer. Under the terms of the MOU, a joint venture pilot program could be developed in which the Company would provide and install one of its dry disaggregation technology machines for the production of ethanol in the sugar producer’s facility in Colombia. Currently, further testing and development work of the disaggregation application is being conducted. Successful completion of this work is necessary prior to any further development of this agreement.

NOTE 14	MACHINERY IMPAIRMENT

Machinery and deposits on purchase of machinery were being recorded based on the Company’s original equipment purchase agreement with HSF. Pursuant to a Memorandum of Understanding dated July 31, 2004, between the Company, HSF and all other related parties, the equipment purchase agreement was terminated and the Company began dealing directly with the equipment manufacturer. Based on the current estimated selling price of the machines and other factors, the Company determined that the fair market value of each machine is $232,143. As a result of this revaluation, the Company recorded and impairment charge of $816,743 for the year ended December 31, 2004. Additionally, the Company recorded another impairment charge of $212,143 on the first machine received since this machine is subject to ongoing litigation (See Notes 2 (D), 4 and 6).

NOTE 15	SUBSEQUENT EVENTS

On February 18, 2005 the Company entered into a five year agreement with a Canadian company whereby the Company granted an exclusive license to the Canadian company for the purpose of processing and extracting sulfur and sulfur derivative materials in North America. If the machine operates within certain parameters, the Company will be paid a negotiated purchase price plus royalties. Additional machines will be purchased at a negotiated higher price.

On April 12, 2005, the Company entered into a Securities Purchase Agreement with certain accredited investors for the sale of Series A convertible preferred stock. The Company issued 2,175 shares of its Series A Convertible Preferred Stock for a purchase price of $2,175,000 ($1,957,500 net of commissions) and the Company may raise up to an additional $1.8 million through the sale of additional shares of Series A Preferred Stock. The proceeds were received

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STATE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003

through April 14, 2005 by the Company. The Series A Preferred Stock is initially convertible into approximately 3.1 million shares of the Company’s common stock at a conversion rate of $.50 per share and has a 6% annual dividend rate payable quarterly in arrears in cash or, subject to standard equity conditions, in common stock, at the Company’s option.

Each investor also received two warrants, a long-term warrant exercisable for a period of five years to acquire shares of common stock and a short-term warrant exercisable for a period of one year to acquire additional shares of Series A Preferred Stock and long term warrants. The long term warrants in the aggregate are exercisable for approximately 2.3 million shares of common stock at a price of $.875 per share. The short term warrants in the aggregate are exercisable for (i) the same number of shares of convertible preferred stock (the “Short Term Warrant Preferred Stock”) as shares of Series A Preferred Stock were issued in the offering and (ii) long term warrants for a number of shares of common stock equal to 35% of the number of shares of common stock issuable upon conversion of the short term warrant preferred stock. The Short Term Warrant exercise price is $1,000 per share of Short Term Warrant Preferred Stock together with the accompanying long term warrants. The Short Term Warrant Preferred Stock has the same rights and preferences as the Series A Preferred Stock, except the conversion price of the Short Term Warrant Preferred Stock is initially $0.85 per share.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the Nevada Revised Statutes provides that no director or officer shall be individually liable for any damages as a result of any act or the failure to act in his capacity as a director or officer unless it is proven that:

(a) his failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.747 of the Nevada Revised Statutes provides that no stockholder, director or officer of a corporation is individually liable for the corporation’s debts unless the stockholder, director or officer acted as the alter ego of the corporation.

Section 78.7602 of the Nevada Statutes authorizes a corporation to indemnify its directors, officers, employees, or other agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Our Articles of Incorporation and Bylaws provide indemnification of directors and officers to the maximum extent permitted by Nevada law. Our Bylaws also permit us to purchase and maintain insurance on behalf of directors, officers, employees and agents of the company for any liability and expenses incurred in his capacity as such, whether or not the company has the authority to indemnify him against such liability and expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$494.55
Printing and engraving expenses	$1,600.00
Accounting fees and expenses	$3,000.00
Legal fees and expenses	$15,000.00

TOTAL	$20,094.55

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On May 28, 2004 the Company completed a private placement with certain investors pursuant to which the Company raised $1,618,450 in exchange for (i) the issuance of 490,439 shares of our common stock and (ii) warrants providing the right to holders to purchase up to an additional 490,439 shares of common stock at $3.75 per share, exercisable until May 28, 2007. All of the investors were at the time of the offer and sale of the securities ‘accredited investors’ as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “1933 Act”) and such offer and sale to these investors was made in reliance upon the exemption from registration under Section 4(2) of the 1933 Act and Rule 506 adopted there under. The principal placement agent for the transaction was The Shemano Group, Inc. Pursuant to a one-year agreement the Company entered into with them on April 23, 2003, their compensation for the May 28, 2004 transaction was $161,845 in fees and commissions and warrants to purchase 24,522 shares of common stock of the Company at $3.75 per share, exercisable until May 28, 2007.

On April 12, 2005, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers party thereto (the “Purchasers”). Pursuant to the Purchase Agreement, the Company issued to the Purchasers 2,175 shares of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”), stated value of $1,000 per share for a purchase price of $2,175,000. The Series A Preferred Stock is convertible into 4.35 million shares of the Company’s Common Stock, $.0001 par value per share (“Common Stock”), at a conversion rate of $.50 per share and has a 6% annual dividend rate payable quarterly in arrears in cash or, subject to standard equity conditions, in Common Stock, at the Company’s option.

Each Purchaser also received two warrants, a long term warrant (the “Long Term Warrants”) exercisable for a period of five years to acquire shares of Common Stock and a short term warrant (the “Short Term Warrants”) exercisable for a period of one year to acquire additional shares of Series A Preferred Stock and Long Term Warrants. The Long Term Warrants in the aggregate are exercisable for approximately 2.3 million shares of Common Stock at a price of $.50 per share. The Short Term Warrants in the aggregate are exercisable for (i) the same number of shares of convertible preferred stock (the “Short Term Warrant Preferred Stock”) as shares of Series A Preferred Stock were issued in the offering and (ii) Long Term Warrants for a number of shares of Common Stock equal to 35% of the number of shares of Common Stock issuable upon conversion of the Short Term Warrant Preferred Stock. The Short Term Warrant exercise price is $1,000 per share of Short Term Warrant Preferred Stock together with the accompanying Long Term Warrants. The Short Term Warrant Preferred Stock has the same rights and preferences as the Series A Preferred Stock.

The Company paid an aggregate of $217,500 and issued an aggregate 155,357 Long Term Warrants to The Shemano Group who acted as the selling agent.

The shares of Series A Preferred Stock, Long Term Warrants and Short Term Warrants were issued in the offering in reliance upon the exemption from registration contained in Regulation D, Rule 506 of the Securities Act of 1933, as amended. The Company determined that this exemption was available because of the nature of the Purchasers. In making this determination the Company relied in part upon representations made by each Purchaser.

Also on April 12, 2005, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company agreed to within 30 days following the date thereof, prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock or exercise of the Long Term Warrants.

Dr. Marc J. Mallis purchased $20,000 of Series A Preferred Stock, Long Term Warrants and Short Term Warrants in the offering.

On January 4, 2006, the Company entered into a Securities Purchase Agreement (the “Series B Purchase Agreement”) with certain purchasers party thereto (the “Series B Purchasers”). Pursuant to the Series B Purchase Agreement, the Company issued to the Series B Purchasers 1,567.5 shares of its Series B Convertible Preferred Stock (the “Series B Preferred Stock”), stated value of $1,000 per share for a purchase price of $1,567,500 and the Company may raise up to an additional $932,500 through the sale of additional shares of Series B Preferred Stock. The Series B Preferred Stock is initially convertible into 3.135 million shares of the Company’s Common Stock, $.0001 par value per share (“Common Stock”), at a conversion rate of $.50 per share and has a 7% annual dividend rate payable quarterly in arrears in cash or, subject to standard equity conditions, in Common Stock, at the Company’s option.

Each Purchaser also received a warrant (the “Series B Warrants”), exercisable for a period of five years to acquire shares of Common Stock. The Series B Warrants in the aggregate are exercisable for approximately 3.135 million shares of Common Stock at a price of $.80 per share.

The Company paid an aggregate of $84,250 and issued an aggregate 272,750 Series B Warrants to The Shemano Group and Kenny Securities who acted as selling agents. The warrants issued to The Shemano Group were subsequently transferred to employees or affiliates of The Shemano Group.

The shares of Series B Preferred Stock and Series B Warrants were issued in the offering in reliance upon the exemption from registration contained in Regulation D, Rule 506 of the Securities Act of 1933, as amended. The Company determined that this exemption was available because of the nature of the Series B Purchasers. In making this determination the Company relied in part upon representations made by each Series B Purchaser.

Also on January 4, 2006, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Series B Purchasers, pursuant to which the Company agreed to within 30 days following the date thereof, prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock or exercise of the Series B Warrants.

Dr. Marc J. Mallis and Robert Devereux purchased $35,000 and $100,000, respectively, of Series B Preferred Stock and Series B Warrants in the offering.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The financial statements listed in the accompanying Table of Contents to Consolidated Financial Statements and Financial Statement Schedule on page F-1 herein are filed as part of this report.

(b) The following exhibits, which are furnished with this Registration Statement on Form SB-2 or incorporated herein by reference, are filed as part of this Registration Statement on Form SB-2.

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation of DDS Technologies USA, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1/A (Reg. No. 333-110409) filed December 16, 2003).

3.2	Bylaws of DDS Technologies USA, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1/A (Reg. No. 333-110409) filed December 16, 2003).

4.1	The rights of the holders of shares of the Company’s Common Stock, par value $.0001, are set forth in the Company’s Articles of Incorporation as referenced in Exhibit 3.1 hereto.

4.2	The rights of the holders of shares of the Company’s Series A Preferred Stock, par value $.0001, are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock dated April 13, 2005 (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed April 14, 2005).

4.3	Form of Long term Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed April 14, 2005).

4.4	Form of Short Term Warrant (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K filed April 14, 2005).

4.5	Securities Purchase Agreement, dated as of April 12, 2005, by and among DDS Technologies USA, Inc. and the Purchasers party thereto (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed April 14, 2005).

4.6	Securities Purchase Agreement, dated as of January 4, 2006, by and among the Company and the Purchasers party thereto (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed January 6, 2006).

4.7	The rights of the holders of shares of the Company’s Series B Preferred Stock, par value $.0001, are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series B 7% Convertible Preferred Stock dated January 4, 2006 (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed January 6, 2006).

4.8	Amended Certificate of Designation Before Issuance of Class or Series dated January 4, 2006 (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed January 6, 2006).

4.9	Form of Warrant (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K filed January 6, 2006).

5.1	Opinion of Greenberg Traurig, P.A.

10.1	Registration Rights Agreement, dated on or about July 1, 2003, by and among DDS Technologies USA, Inc. and certain shareholders (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed July 15, 2003).

Exhibit Number	Exhibit Description
10.2	Securities Exchange Agreement by and among Fishtheworld Holdings, Inc., a Florida corporation, and the shareholders of DDS Technologies USA, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.3 of the Company’s Schedule 13D filed April 14, 2003).

10.3	Agreement and Plan of Merger by and between Fishtheworld, Inc. and DDS Technologies USA, Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Form 8-K filed on June 6, 2003).

10.4	Share Purchase Agreement by and among the Company and Worthington Growth L.P., CD Investment Partners Ltd., EDJ Limited, Porter Partners, L.P., Nob Hill Capital Partners L.P., Adams Select and Choice Investment Management, Omicron Master Trust dated June 30, 2003 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed July 15, 2003).

10.5	Registration Rights Agreement by and among the Company and Worthington Growth L.P., CD Investment Partners Ltd., EDJ Limited, Porter Partners, L.P., Nob Hill Capital Partners L.P., Adams Select and Choice Investment Management, Omicron Master Trust (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on July 15, 2003).

10.6	Securities Purchase Agreement by and among the Company and Platinum Partners Value Arbitrage Fund L.P., Dolphin Offshore Partners LP, Torrey Pines Master Fund, Crescent International Ltd., Castle Creek Technology Partners LLC, Choice Investment Management, Vertical Ventures Investment LLC, Otape Investments LLC, CD Capital, Paul J. Duggan, Storestreet LP, Greenwich Growth Fund Ltd., Omicron Master Fund, Micro Capital Fund Ltd., Micro Capital Fund LP, dated October 22, 2003 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed October 24, 2003).

10.7	Registration Rights Agreement by and among the Company and Platinum Partners Value Arbitrage Fund L.P., Dolphin Offshore Partners LP, Torrey Pines Master Fund, Crescent International Ltd., Castle Creek Technology Partners LLC, Choice Investment Management, Vertical Ventures Investment LLC, Otape Investments LLC, CD Capital, Paul J. Duggan, Storestreet LP, Greenwich Growth Fund Ltd., Omicron Master Fund, Micro Capital Fund Ltd., Micro Capital Fund LP (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on October 24, 2003).

10.8	Employment agreement by and between DDS Technologies USA, Inc. and Spencer Sterling dated as of March 29, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on March 31, 2005).

10.9	Stock option agreement by and between DDS Technologies USA, Inc. and Spencer Sterling dated as of March 29, 2005 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on March 31, 2005).

10.10	Employment agreement by and between DDS Technologies USA, Inc. and Kerin Franklin dated May 15, 2003 (incorporated by reference to Exhibit 10.9 filed with the Company’s Registration Statement on Form S-1, as amended (Reg. No. 333-110409)).

10.11	First Amended and Restated Consulting Services Agreement, by and between DDS Technologies USA, Inc. and Lee Rosen, dated March 30, 2004. (incorporated by reference to Exhibit 10.10 to the Company’s Form 10-KSB filed on April 14, 2004).

10.12	Registration Rights Agreement, dated as of April 12, 2005, by and among DDS Technologies USA, Inc. and the Purchasers party thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed April 14, 2005).

10.13	Memorandum of Understanding among the Company and High Speed Fragmentation B.V. Intel Trust S.A., a Switzerland trust, Haras Engineering Corp., a Panama entity, Giancarlo Lo Fiego, and Adriano Zapparoli (executed only by the Company, Mr. Lo Fiego and Mr. Zapparoli) (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed August 4, 2004).

10.14	Memorandum of Understanding among the Company, Umberto Manola, Haras Engineering Corp., High Speed Fragmentation B.V., and Intel Trust S.A. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed August 19, 2004).

10.15	Mutual Release between the Company and Umberto Manola (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed November 8, 2004).

10.16	Deed of Sale among the Company, Umberto Manola and High Speed Fragmentation B.V. (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed November 8, 2004).

Exhibit Number	Exhibit Description
10.17	Mutual Release among the Company, Haras Engineering Corp., High Speed Fragmentation B.V., Intel Trust S.A., Giancarlo Lo Fiego and Adriano Zapparoli (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed November 8, 2004).

10.18	Standstill Agreement between the Company and High Speed Fragmentation B.V. (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed November 8, 2004).

10.19	Technology License Agreement between the Company and High Speed Fragmentation B.V. (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed November 8, 2004).

10.20	Notice of Voluntary Dismissal filed by the Company in The United States District Court for the Southern District of Florida with respect to case number 04-80695-CIV-Middlebrooks/Johnson (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filed November 8, 2004).

10.21	Exclusive License Agreement dated February 18, 2005 by and among Sulfur Solutions, Inc., Knoll Ventures, Inc., and DDS Technologies USA, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed March 2, 2005).

10.22	Exclusive License Agreement dated June 30, 2005 by and among Knoll Ventures, Inc., and DDS Technologies USA, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed July 22, 2005).

10.23	Registration Rights Agreement, dated as of January 4, 2006, by and among the Company and the Purchasers party thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed January 6, 2006).

10.24	Securities Purchase Agreement, dated as of January 4, 2006, by and among the Company and the Purchasers party thereto.

21.1	Subsidiaries of the Company (incorporated by reference to the corresponding Exhibit filed with the Company’s Registration Statement on Form S-1, as amended (Reg. No. 333-110409)).

23.1	Consent of Weinberg & Company, P.A.

23.2	Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 5.1)

ITEM 28. UNDERTAKINGS

The registrant hereby undertakes

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida, on February 16, 2006.

DDS TECHNOLOGIES USA, INC.

By:	/s/ Spencer L. Sterling
Spencer L. Sterling,
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Joseph Fasciglione
Joseph Fasciglione,
Chief Financial Officer
(Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title
/s/ Spencer L. Sterling Spencer L. Sterling	President and Chief Executive Officer (Principal Executive Officer)

/s/ Marc Mallis Marc Mallis	Director

/s/ Robert L. Devereux Robert L. Devereux	Director

/s/ Dennis Duitch Dennis Duitch	Director

/s/ Joseph Fasciglione Joseph Fasciglione	Chief Financial Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of Weinberg & Company, P.A.

23.2	Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 5.1)